UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
AMR Corporation

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April 21, 2011

Dear Stockholder,

You are cordially invited to attend our annual meeting of stockholders on Wednesday, May 18, 2011, at 8:00 a.m. Pacific time. The meeting will be held at the Hyatt Regency Century Plaza Hotel, 2025 Avenue of the Stars, in Los Angeles, California.

Details of the meeting are explained in the attached Notice of the Meeting and Proxy Statement, and additional information about us is included in the enclosed 2010 Annual Report to Stockholders.

We urge you to read the Proxy Statement carefully, and to vote in accordance with the Board of Director’s recommendations by telephone or Internet, or by completing and returning the enclosed proxy card or voting instruction form.

On behalf of the entire board, we look forward to seeing you at the annual meeting.

Sincerely,

Gerard J. Arpey
Chairman
and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting To Be Held on Wednesday, May 18, 2011:

Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2010 Annual Report to Stockholders are also available at our website located at www.aa.com/investorrelations

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616

OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Wednesday, May 18, 2011

MEETING TIME	Registration Begins:	7:15 a.m. Pacific time
	Meeting Begins:	8:00 a.m. Pacific time

LOCATION	Hyatt Regency Century Plaza Hotel 2025 Avenue of the Stars Los Angeles, California 90067

RECORD DATE	You can vote at the annual meeting only if you were a stockholder of record at the close of business on Monday, March 21, 2011.

AGENDA	(1) to elect eleven directors
(2) to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2011
(3) to hold an advisory vote on executive compensation
(4) to hold an advisory vote on the frequency of the advisory vote on executive compensation
(5) to consider one stockholder proposal
(6) to transact any other business that properly comes before the annual meeting (or any adjournments or postponements of the meeting)

ANNUAL MEETING ADMISSION	To attend the annual meeting, you must have an admission ticket (printed on, or included with, the proxy card or voting instruction form) or other proof of ownership of AMR Corporation shares as of March 21, 2011 that is acceptable to us (such as a statement from your broker showing your stock ownership as of March 21, 2011). We may ask each stockholder to present valid government-issued picture identification, such as a driver’s license or passport. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or a hand wand search. The use of cameras or other recording devices at the annual meeting is prohibited. If you do not have valid picture identification and either an admission ticket or appropriate documentation showing that you owned our stock on March 21, 2011, or you do not comply with our security measures, you will not be admitted to the annual meeting.

FINANCIAL STATEMENTS	Audited financial statements for the year ended December 31, 2010 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, which is contained in the 2010 Annual Report to Stockholders included in this mailing.

VOTING BY PROXY	Your vote is important. Please vote by using the Internet, by telephone, or by signing and returning the enclosed proxy card or voting instruction form as soon as possible. The proxy card or voting instruction form contains instructions for each of these voting options.

By Order of the Board of Directors,

Kenneth W. Wimberly
Corporate Secretary
April 21, 2011

i

P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616

PROXY STATEMENT

Annual Meeting of Stockholders
Wednesday, May 18, 2011

We are mailing this proxy statement and the form of proxy to stockholders on or around April 21, 2011 in connection with a solicitation of proxies by the Board of Directors of AMR Corporation (the “Company,” “we” or “us”) for use at the annual meeting of stockholders to be held at the Hyatt Regency Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on Wednesday, May 18, 2011, at 8:00 a.m. Pacific time. This proxy statement also includes information regarding our wholly-owned and principal subsidiary, American Airlines, Inc. The physical address of our principal executive offices is AMR Corporation, 4333 Amon Carter Boulevard, MD 5675, Fort Worth, Texas 76155. Our mailing address is shown above.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held on Wednesday, May 18, 2011. Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2010 Annual Report to Stockholders are available on our website located at www.aa.com/investorrelations.

As an alternative to receiving printed copies of these materials in future years, you can elect to receive and access future annual meeting materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and clicking (1) Shareholder Services; (2) Account Access and General Information; (3) Account Access; and (4) Receive Company Mailing via E-Mail, or by following the instructions provided when voting by Internet.

If you hold your shares in a brokerage account or through some other third party in street name, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

The purpose of the annual meeting is to allow you to vote on the matters described in this proxy statement. These matters include: (a) the election of directors, (b) the ratification of the Audit Committee’s selection of our independent auditors for 2011, (c) holding an advisory vote on executive compensation, (d) holding an advisory vote on the frequency of the advisory vote on executive compensation and (e) the consideration of one stockholder proposal. In addition, management will report on our performance during 2010.

Where is the annual meeting?

The annual meeting will be held at the Hyatt Regency Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on Wednesday, May 18, 2011, at 8:00 a.m. Pacific time.

Who can attend the annual meeting?

Stockholders of record as of the close of business on March 21, 2011, or their duly appointed proxies, can attend the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 7:15 a.m. Pacific time on Wednesday, May 18, 2011.

What are the requirements to attend the annual meeting?

All stockholders must check-in at the registration desk. At check-in, you must provide (a) an admission ticket or other proof of ownership of our stock as of March 21, 2011 that is acceptable to us and (b) valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the annual meeting.

For the safety of all persons attending the meeting, all meeting attendees must comply with our security measures. We may require a search of your bags. In addition, we may require a metal detector and/or hand wand search of all persons attending the meeting. You may not use cameras or other recording devices at the annual meeting. If you fail to meet our security requirements, you will not be admitted to the annual meeting.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of at least one-third of the issued and outstanding shares entitled to vote at the annual meeting constitutes a quorum for the annual meeting. We will count abstentions and broker non-votes as present for determining whether a quorum exists. If we do not have a quorum at the annual meeting, the holders of shares entitled to vote at the annual meeting who are present in person or by proxy may adjourn the meeting until a quorum exists. Any business that could have been conducted at the original meeting may be conducted at any adjourned and reconvened meeting at which a quorum exists.

What is “householding” and how does it affect me?

For stockholders who share an address and do not participate in electronic delivery of proxy materials, we are sending only one Proxy Statement and Annual Report to that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction forms. If a stockholder of record residing at that address would like to receive a separate Proxy Statement and Annual Report, he or she may contact Investor Relations, AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616 or email investor.relations@aa.com. Eligible stockholders of record receiving multiple copies can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

What is the difference between a stockholder of record and a street name holder?

If your shares are registered directly in your name with our stock transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares. If you are a stockholder of record, we have sent the proxy statement, annual report and proxy card directly to you. If you hold your shares in a stock brokerage account, or your shares are held by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in street name. The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee, the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on March 21, 2011 are entitled to vote their shares of common stock at the annual meeting. If you were a stockholder of record on March 21, 2011, you will be entitled to vote all of the shares that you held on that date at the annual meeting (or any postponements or adjournments of the meeting). If your shares are held in street name, you may vote your shares in person at the annual meeting only if you obtain a legal proxy that is acceptable to us from the broker or nominee that held your shares on March 21, 2011. On March 21, 2011, we had 333,455,931 shares of common stock outstanding. Each stockholder of record on March 21, 2011 will be entitled to one vote in person or by proxy for each share held.

If you are an employee/participant holding shares of our common stock as an investment option under the $uper $aver 401(k) Plan, you will receive one proxy card for all the shares that you own through the $uper $aver 401(k) Plan. The proxy card will serve as your voting instructions for the investment manager of the $uper $aver 401(k) Plan (Evercore Trust Company, N.A.). The number of shares you are eligible to vote is based on your unit balance in the $uper $aver 401(k) Plan on March 21, 2011. To allow sufficient time for the investment manager to vote your $uper $aver 401(k) Plan shares, the investment manager must receive your voting instructions by 11:59 p.m. Eastern time on May 16, 2011. If the investment manager does not receive your instructions by May 16, 2011, it will vote your $uper $aver 401(k) Plan shares in the same proportion as shares for which instructions were received from other employee/participants in the $uper $aver 401(k) Plan. As of March 21, 2011, the $uper $aver 401(k) Plan held a total of 418,788 shares of our common stock on behalf of employees/participants.

Do my unexercised stock options allow me to vote at or attend the annual meeting?

Holding unexercised stock options or stock appreciation rights does not entitle you to vote at or attend the annual meeting. You must own shares of our common stock at the close of business on March 21, 2011 to vote at or attend the annual meeting.

How do I vote before the annual meeting?

Stockholders of record on March 21, 2011 may vote before the annual meeting as explained in the instructions on the proxy card or voting instruction form. In summary, you may vote before the annual meeting by any one of the following methods:

•	By Internet. If you are a stockholder of record, you can vote over the Internet at the website address shown on the proxy card. The Internet voting procedure allows you to verify your identity and vote your shares. In addition, it will confirm that we have properly recorded your voting instructions. If you hold your shares in street name, the availability of Internet voting will depend on the voting process of your bank or broker. Please follow the Internet voting instructions found on the voting instruction form that you received from your bank or broker.

•	By telephone. If you are a stockholder of record, you can vote by telephone using the telephone number shown on the proxy card. The telephone voting procedure allows you to verify your identity and vote your shares. In addition, it will confirm that we have properly recorded your voting instructions. If you hold your shares in street name, the availability of telephone voting will depend on the voting process of your bank or broker. Please follow the telephone voting instructions found on the voting instruction form that you received from your bank or broker.

•	By mail. If you are a stockholder of record, you can vote by mail by completing, signing and returning the enclosed proxy card in the postage paid envelope provided. The proxies will vote your shares according to the directions you provide on the card. If you hold your shares in street name, please follow the vote by mail instructions found on the voting instruction form you receive from your bank or broker.

When will Internet and telephone voting facilities close?

For stockholders of record, the Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 17, 2011. If your shares are held in street name, please refer to the information provided by your bank, broker or nominee for information on when voting will end.

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the annual meeting begins. To change your vote, you must file a notice of revocation and a properly executed, later-dated proxy with our Corporate Secretary that is acceptable to us. Whether you are a stockholder of record or hold your shares in street name, you may also change your vote or revoke your proxy by voting your shares at the annual meeting.

How are votes counted?

For the election of directors (proposal 1), you may either vote “FOR” all or less than all of the nominated directors or your vote may be “WITHHELD” from one or more of them. Stockholders elect the nominated directors by a plurality of the votes cast at the annual meeting. This means that the stockholders will elect the eleven persons receiving the highest number of “FOR” votes at the annual meeting. See “Corporate Governance — Majority Voting” for further details regarding the election of directors.

For proposals 2, 3 and 5, a majority of the votes cast at the annual meeting is required for approval. For these proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it will not have an effect on the approval of these proposals.

For proposal 4, a majority of the votes cast at the annual meeting is required for approval. For this proposal, you may vote for every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or you may vote “ABSTAIN.” If you “ABSTAIN,” it will not have an effect on the approval of this proposal. If none of the alternatives for proposal 4 receives a majority vote, we will consider the alternative that receives highest number of votes cast by the stockholders to be the frequency that has been selected by the stockholders.

If you are a stockholder of record, you may vote your shares in person at the annual meeting, through the mail, by telephone or over the Internet. Each of these voting methods is described on the proxy card (see also “How do I vote before the annual meeting?” for more information). If you sign your proxy card and provide no voting instructions, the proxies will vote your shares “FOR” proposals 1 (as to all nominated directors), 2 and 3; every “1 YEAR” for proposal 4; and “AGAINST” proposal 5. On any additional matters that properly come before the annual meeting, the vote will be determined by our proxies, Gerard J. Arpey, Armando M. Codina and Ann M. Korologos. Each proxy has full power to act without the others and has full power of substitution to vote in their discretion.

If you hold your shares in street name, follow the instructions on the voting instruction form you received from your broker (see also “How do I vote before the annual meeting?” for more information). On any additional matters that properly come before the annual meeting, the vote will be determined in the discretion of our proxies, as described above.

Please note that proposals 1, 3, 4 and 5 are non-discretionary items under the voting procedures of the New York Stock Exchange (“NYSE”). As a result, NYSE-member brokers cannot vote your shares on these proposals without your voting instructions (known as a “broker non-vote”). If you do not submit voting instructions on proposals 1, 3, 4 and 5, we cannot count your shares on these proposals. Broker non-votes will have no effect on the approval of proposals 1, 3, 4 and 5. Proposal 2, the ratification of the appointment of our independent auditors, is a discretionary item under the voting procedures of the NYSE. NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

What are the recommendations of the Board of Directors?

The recommendations of the Board of Directors are included with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

•	FOR the election of the nominated slate of directors (proposal 1)

•	FOR the ratification of the selection by the Audit Committee of Ernst & Young LLP (“Ernst & Young”) as our independent auditors for 2011 (proposal 2)

•	FOR the advisory vote on executive compensation (proposal 3)

•	FOR conducting an advisory vote on executive compensation every year (proposal 4)

•	AGAINST the stockholder proposal (proposal 5)

What happens if additional matters are presented at the annual meeting?

Other than the five proposals described in this proxy statement, we are not aware of any other business to be presented at the annual meeting. If you sign and return the proxy card or the voting instruction form, our proxies will be able to vote your shares on any additional matters presented at the annual meeting. If for any reason any director nominee cannot stand for election at the annual meeting, our proxies may vote your shares for a substitute nominee chosen by the Board.

Who will bear the cost of soliciting proxies for the annual meeting?

We will pay the cost of this solicitation. In addition to using regular mail, we may use our directors, officers, employees or agents to solicit proxies in person or by telephone, facsimile, e-mail or other means of electronic communication. We will also request brokers or nominees that hold common stock in their names to forward proxy materials to their beneficial owners at our expense. To aid in the solicitation of proxies, we have retained Phoenix Advisory Partners, a firm of professional proxy solicitors, at an estimated fee of $16,500, plus reimbursement of reasonable out-of-pocket expenses.

When and where can I find the voting results of the annual meeting?

We intend to post the official voting results of the annual meeting at the Investor Relations section of our website (www.aa.com/investorrelations) as soon as possible. In addition, the preliminary results or the official results (if then available) will be published in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors proposes that stockholders elect the following eleven director candidates to serve until the next annual meeting. Each of the nominees currently serves as a director of the Company and American Airlines, Inc., our wholly-owned subsidiary, and has indicated that he or she will serve if elected. Each has also furnished the following information about his or her principal occupation or employment and other directorships. A plurality of the votes cast is necessary for the election of each director.

David L. Boren is also a director of the Company and American Airlines, but he has determined to retire from both boards effective May 17, 2011.

The Board believes that each nominee meets the requirements of our Director Nominating Policies and Nominating/Corporate Governance Committee Charter, which are described in “Board

Committees — Director Nominees.” We have included a brief description of some of the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should be elected to serve on our Board. In addition, the Board believes that all of the nominees have good judgment, integrity, and a dedication to the Company and our business, as well as intelligence, wisdom and inquisitiveness. The nominees work well together, challenge each other and management when appropriate, and collaborate to come up with innovative ideas and solutions.

Unless you indicate otherwise, all proxy cards and voting instruction forms will be voted for the election of the nominees listed below. If any nominee is not available for election because of unforeseen circumstances, the proxies designated by the Board may vote for the election of a substitute nominee selected by the Board. Although we will attempt to provide advance notice of any substitute nominee, we may be unable to do so.

Gerard J. Arpey (Age 52)
First elected a director in 2003

Mr. Arpey began his career at American Airlines in 1982, and he has held several leadership roles at the Company and American since then. Mr. Arpey currently serves as Chairman and Chief Executive Officer of the Company and American. Mr. Arpey was elected Chairman of the Company and American Airlines, Inc. in May 2004. He had been President and Chief Executive Officer of the Company and American since April 2003 when he was first elected to our Board of Directors. Prior to that, he served as President and Chief Operating Officer of the Company and American starting in 2002, Executive Vice President - Operations from 2000 to 2002, and Senior Vice President - Finance and Planning and Chief Financial Officer from 1995 to 2000. He therefore brings to the Board extensive and unique Company and industry experience. Since he is responsible for, and familiar with, our day-to-day operations and implementation of our strategy, his insights into our performance and the airline industry are critical to Board discussions and our success.

John W. Bachmann (Age 72)
First elected a director in 2001

Mr. Bachmann began his career at Edward Jones, one of the world’s largest retail brokerage firms, in 1959. He has served in many capacities at the firm, including as its Managing Partner from 1980 to 2003. He has been Senior Partner at Edward Jones since January 2004. With his long history at Edward Jones and as its leader for many years, Mr. Bachmann has extensive financial, capital markets, strategic and executive leadership experience. He is also Senior Council Board Member of the United States Chamber of Commerce. He previously served as a director of the Monsanto Company and the National Association of Securities Dealers. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He is a resident of St. Louis, Missouri, one of our important markets. His background and experience make him an effective member of the Board and its Audit and Diversity committees, and a strong Chairman of the Audit Committee.

Armando M. Codina (Age 64)
First elected a director in 1995

Since January 1, 2011, Mr. Codina has been the Chairman and Chief Executive Officer of Codina Partners, LLC, a real estate investment and development firm based in Coral Gables, Florida. Mr. Codina formed Codina Partners in 2009 and through this entity and its affiliates is engaged in multiple real estate development and investment activities. Previously, he led the growth of Codina Group, a large South Florida-based commercial real estate firm, for 26 years as its founder, Chairman and Chief Executive Officer. In 2006, Codina Group merged with Florida East Coast Industries (“FECI”) and became FECI’s full-service real estate business, Flagler Development Group. He served as Flagler’s Chairman, Chief Executive Officer and President until September 2008, and as its Chairman until December 2010. Prior to founding Codina Group, he served as President of Professional Automated Services, Inc., which provided data processing services to physicians. Mr. Codina’s extensive experience in commercial real estate and business provides significant insight into the real estate, business, strategic and other issues we face. He is also a director of The Home Depot, Inc., and he previously served as a director of Bell South Corporation, General Motors Corporation, Merrill Lynch & Co., Inc. and Florida East Coast Industries, Inc. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. His deep roots in Florida also provide important perspective of one of our largest and most important markets. His background and experience make him an effective member of the Board and its Nominating/Corporate Governance Committee, and a strong Lead Director.

Alberto Ibargüen (Age 67)
First elected a director in 2008

Mr. Ibargüen has served as President and Chief Executive Officer of the John S. and James L. Knight Foundation since July 2005. In this role, he has led the foundation’s support of journalism and civic advancement in 26 U.S. communities. Previously, Mr. Ibargüen served as Chairman of Miami Herald Publishing Co. from 1998 to 2005, a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He therefore brings extensive media, philanthropic, strategic and executive leadership experience to the Board. He is a director of PepsiCo, Inc., AOL Inc. and the World Wide Web Foundation (based in Switzerland). He previously served as a director of NCL Corporation Ltd. and on the Advisory Committee of the Public Company Accounting Oversight Board. He is also a former Chairman of the Board of the Public Broadcasting Service and the Newseum in Washington, D.C. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He is a resident of Miami, Florida, one of our largest and most important markets. His background and experience make him an effective member of the Board and its Audit and Diversity committees.

Ann M. Korologos (Age 69)
First elected a director in 1990

Mrs. Korologos held several important posts in the U.S. government, including U.S. Secretary of Labor from 1987 to 1989, and Under Secretary of the Department of Interior and Assistant Secretary of the Treasury before that. She most recently served as Chairman of the Board of Trustees of RAND Corporation, an international public policy research organization, from April 2004 to April 2009. From September 1989 until May 1990, Mrs. Korologos served as Chairman of the President’s Commission on Aviation Security and Terrorism. She has served as Chairman Emeritus of The Aspen Institute since August 2004, where she has served on its Board of Trustees since 1989. She also was Senior Advisor for Benedetto, Gartland & Company from 1996 to 2005. With her leadership roles in political, financial and other fields, Mrs. Korologos brings to our Board extensive public policy, financial, strategic and executive leadership experience. Mrs. Korologos is also a director of Harman International Industries, Incorporated, Host Hotels & Resorts, Inc. (formerly, Host Marriott Corporation), Vulcan Materials Company and Kellogg Company. She previously served as a director of Microsoft Corporation. Her experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. She is also a resident of Washington, D.C., one of our important markets. Her background and experience make her an effective member of the Board and its Diversity Committee.

Michael A. Miles (Age 71)
First elected a director in 2000

Since 1995, Mr. Miles has been a Special Limited Partner and a member of the Advisory Board of Forstmann Little & Co., a New York-based private equity firm. Previously, he was Chairman and Chief Executive Officer of Philip Morris Companies Inc. from 1991 until his retirement in 1994, and he served as Chairman and Chief Executive Officer of Kraft Foods, Inc. before that. With roles at these and other companies, he brings extensive business, financial, strategic and executive leadership experience to the Board. Mr. Miles is also a director of Time Warner Inc., and he previously served as a director of Citadel Broadcasting Corporation, Dell Inc. and Morgan Stanley. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He also resides in the Chicago area, one our largest and most important markets. His background and experience make him an effective member of the Board and its Compensation Committee and a strong Chairman of that committee.

Philip J. Purcell (Age 67)
First elected a director in 2000

Mr. Purcell became President and Chief Operating Officer of Dean Witter in 1982. He was Chairman and Chief Executive Officer of Dean Witter Discover & Co. from 1986 until it acquired Morgan Stanley in 1997. He then served as Chairman and CEO of Morgan Stanley until he retired in July 2005. Mr. Purcell has been the President of private equity firm Continental Investors, LLC since January 2006. With his leadership roles at major financial services companies and a private equity firm, Mr. Purcell has extensive financial, capital markets, strategic and executive leadership experience. He also previously served as a director of the New York Stock Exchange, including as its Vice Chairman during 1995 and 1996. His experience as a chairman and director of these and other companies provides important insights into corporate governance and board functions. He also resides in the Chicago area, one our largest and most important markets. His background and experience make him an effective member of the Board and its Compensation and Nominating/Corporate Governance committees.

Ray M. Robinson (Age 63)
First elected a director in 2005

Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and CEO of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Senior Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations. Since 2003, Mr. Robinson has served as Chairman of Citizens Trust Bank of Atlanta, Georgia, the largest African American-owned bank in the southeast U.S. and the nation’s second largest. With his numerous executive leadership positions, Mr. Robinson has extensive technology, banking, communications, strategic and executive leadership experience. Mr. Robinson is also a director of Aaron’s, Inc., Acuity Brands, Inc., Avnet, Inc. and RailAmerica Inc., and he previously served as a director of ChoicePoint. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He resides in the Atlanta, Georgia area, an important business center, where he has been Vice Chairman of the East Lake Community Foundation since November 2003. His background and experience make him an effective member of the Board and its Audit and Nominating/Corporate Governance committees.

Dr. Judith Rodin (Age 66)
First elected a director in 1997

Dr. Rodin has served as President of The Rockefeller Foundation since March 2005. The foundation, founded in 1913, supports efforts to combat global social, economic, health and environmental challenges. From 1994 to 2004, Dr. Rodin led the University of Pennsylvania through a period of significant growth as its President. Before that, at Yale University, she chaired the Department of Psychology, served as Dean of the Graduate School of Arts and Sciences and Provost, and she was a faculty member for 22 years. As the leader of important philanthropic and higher learning institutions, Dr. Rodin has extensive educational, philanthropic, strategic and executive leadership experience. Dr. Rodin is also a director of Citigroup Inc. and Comcast Corporation. Her experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. She is a resident of New York City, one of our most important markets. Her background and experience make her an effective member of the Board and its Compensation Committee.

Matthew K. Rose (Age 52)
First elected a director in 2004

Mr. Rose has been Chairman and Chief Executive Officer of BNSF Railway, one of the largest freight rail systems in North America, since 2000. He has also served as the Chairman and Chief Executive Officer of its parent, Burlington Northern Santa Fe, LLC (a subsidiary of Berkshire Hathaway Inc.) or its predecessors since 2002. He served as its President until November 2010. Before serving as its chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. As the Chairman and CEO of a major transportation company, Mr. Rose brings to the Board extensive business, financial, strategic and executive leadership experience in the transportation industry. He is also a director of AT&T Inc., and he previously served as a director of Centex Corporation. His experience as a director and member of board committees of these and other companies provides important insights into corporate governance and board functions. He lives in the Dallas-Fort Worth area, where our headquarters and principal hub are located. His background and experience make him an effective member of the Board and its Compensation Committee.

Roger T. Staubach (Age 69)
First elected a director in 2001

Mr. Staubach founded The Staubach Company, a large commercial real estate firm until its merger with Jones Lang LaSalle Incorporated in July 2008. He has served as a director and as Executive Chairman, Americas, of Jones Lang LaSalle Incorporated since the merger. Prior to that, he served as Executive Chairman of The Staubach Company from July 2007 to July 2008, and Chairman and Chief Executive Officer from 1982 to June 2007. A graduate of the United States Naval Academy in 1965, Mr. Staubach served four years as an officer in the U.S. Navy, and he played professional football from 1969 to 1979 with the Dallas Cowboys. Through his service as chairman and/or CEO of two large commercial real estate firms, Mr. Staubach has extensive real estate, business, strategic and executive leadership experience. Mr. Staubach is also a director of Cinemark Holdings, Inc., and he previously served as a director of McLeod USA Incorporated. His experience as a director of these and other companies provides important insights into corporate governance and board functions. He lives in the Dallas-Fort Worth area, where our headquarters and principal hub are located. His background and experience make him an effective member of the Board and the Diversity Committee and a strong Chairman of that committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Majority Voting

Under the Board of Directors Governance Policies, any nominee for director who receives a greater number of votes “WITHHELD” than votes “FOR” in an uncontested election will be required to promptly tender his or her resignation to the Nominating/Corporate Governance Committee. After taking into account our best interests and the best interests of the stockholders, the committee will recommend to a special committee of independent directors whether to accept the resignation or to take some other action. Nominees receiving a majority of withheld votes will not be eligible to sit on this special committee. The special committee will have 90 days from the date of the election to consider the Nominating/Corporate Governance Committee’s recommendation and determine whether to accept the resignation or take some other action. We will publicly disclose the special committee’s decision. This is a summary of the director resignation procedure. The entire procedure is in Section 18 of the Board’s Governance Policies, which are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Number of Board of Directors Meetings; Attendance at Board of Directors, Committee and Annual Meetings

There were 16 board meetings in 2010. All of the directors attended at least 75% of the meetings of the Board and committees on which they served. We encourage each director to attend the annual meeting. Last year, twelve of our directors attended the annual meeting. One of our directors was unable to attend for medical reasons.

Self-Assessment

The Board and its standing committees conduct a self-assessment of their effectiveness each year.

Standards of Business Conduct for Employees and Directors

We have adopted written Standards of Business Conduct that apply to all our employees. We designed the Standards of Business Conduct to help employees resolve ethical issues in an increasingly complex business environment. The standards apply to all our employees, including the Chief Executive Officer, President, Chief Financial Officer, General Counsel and Chief Compliance Officer, Controller, Treasurer, Corporate Secretary and General Auditor. They cover several topics, including conflicts of interest, full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission (“SEC”) filings, confidentiality of information and accountability for adherence to the Standards of Business Conduct, as well as prompt internal reporting of violations and compliance with laws and regulations. A copy of the Standards of Business Conduct is available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

The Board of Directors has adopted a Code of Ethics and Conflicts of Interest Policy for the Board. It is designed to help the directors recognize and resolve ethical issues and to identify and avoid conflicts of interest. A copy of the Code of Ethics and Conflicts of Interest Policy is available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link. We may post amendments or waivers of the provisions of the Standards of Business Conduct and the Code of Ethics and Conflicts of Interest Policy for any director or executive officer on this website.

Executive Sessions

Our non-employee directors meet in executive sessions (without the presence of any management employee, including our Chief Executive Officer) each year. In 2010, the non-employee directors held three executive sessions. The Lead Director chairs the executive sessions. Executive sessions may be scheduled by the Lead Director, the Chairman of the Nominating/Corporate Governance Committee, or at the request of the Board. See “Corporate Governance – Board Leadership Structure” below for more details.

Board Leadership Structure

The Board believes it is in the best interests of the stockholders and the Company that the Board have the flexibility to select the best director to serve as Chairman at any given time, regardless of whether that director is an independent director or the Chief Executive Officer. The Board’s Governance Policies therefore allow the Board to determine whether to separate or combine the roles of the Chairman and Chief Executive Officer at any time. Using this flexibility, in April 2003, the Board separated the roles of Chairman and Chief Executive Officer when Mr. Arpey became the Chief Executive Officer and President. In May 2004, the Board asked Mr. Arpey to also serve as Chairman, at which time the Board appointed an independent director to serve as Lead Director.

The Board strongly believes that the most effective Board leadership structure at this time is for Mr. Arpey to serve both as Chairman of the Board and Chief Executive Officer. Mr. Arpey is responsible for both the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of our Board discussions, Mr. Arpey is the director best qualified to chair those discussions. His vast knowledge of the Company and the airline industry are critical to Board discussions and our success. The Board believes that he is an effective leader of the Company and the Board and that combining the roles has served the Company well. No single leadership model is right for all companies, and the Board recognizes that depending upon the circumstances, other leadership structures, such as a separate independent Chairman, might be appropriate. The Board therefore periodically reviews its leadership structure.

Since the Board combined the roles of Chairman and Chief Executive Officer in 2004, the Board has also appointed strong independent directors to serve as Lead Director. Mr. Codina has served as our Lead Director since 2007. The Lead Director has frequent contact with Mr. Arpey and the other members of our senior management throughout the year. As provided in the Board’s Governance

Policies, the responsibilities of the Lead Director are determined by the independent directors from time to time. Those responsibilities currently include:

•	presiding at Board meetings when the Chairman is not present, including executive sessions of the independent directors

•	serving as a liaison between the Chairman and the independent directors (although the independent directors are encouraged to communicate freely with the Chairman)

•	approving Board meeting agendas and schedules in collaboration with the Chairman and with input from the other directors

•	calling meetings of the independent directors

Evaluation of the Chief Executive Officer

Each year, the Chairman of the Nominating/Corporate Governance Committee leads the independent directors in an executive session to assess the Chief Executive Officer’s performance. The results of this review are discussed with the Chief Executive Officer.

Continuing Education

Our directors attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. We also conduct a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Director Access to Management and Independent Advisers

Independent directors have direct access to members of management. In accordance with NYSE listing standards, the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each have the authority to retain independent advisers at our expense. The independent directors and the Diversity Committee can also retain independent advisers at our expense.

Risk Oversight

We have an enterprise risk management program. Under this program, we regularly assess our risks and the risk management measures undertaken by our primary operating groups. The leader of each operating group is responsible for incorporating risk assessment and management into that organization’s business processes, and our senior management team frequently reviews their efforts.

While the responsibility for our risk assessment and management lies with our senior management team, the Board also provides oversight of our risk management function in several ways, depending upon the type of risk. For example, our strategic, financial and operations risks are frequently reviewed by the full Board. The Board’s standing committees also consider the risks within their area of responsibility. The Audit Committee reviews our risk assessment and management policies and oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, ethics, safety and other matters. In fulfilling these responsibilities, the committee regularly discusses these matters with our Chief Financial Officer, General Counsel and Chief Compliance Officer, General Auditor, and other members of our management. The Nominating/Corporate Governance Committee reviews risks related to director and officer succession planning and our corporate governance programs and policies. The committee also receives regular reports from our Chief Executive Officer, General Counsel and Chief Compliance Officer, and Corporate Secretary to help monitor these risks. The Diversity Committee reviews risks related to our diversity policies and practices in several areas, and meets frequently with members of management to support this role, including our Senior Vice President of Human Resources and our Vice President of Diversity and Leadership Strategies. As described further below, the Compensation Committee oversees risks relating to our compensation programs. The reports prepared for the committee meetings are sent to all of the directors, and each committee chair gives a report to the full Board after each committee meeting. We believe that this division of risk oversight ensures that oversight of each type of risk falls to the particular directors most qualified to oversee it. It also promotes Board efficiency as the committees select the most important risk-related issues for full Board consideration.

We also assessed whether our employee compensation policies and practices create risks that are reasonably likely to have a material adverse impact on us. In doing so, we considered that our executive compensation programs are designed with what we believe is an appropriate focus on both our short-term and long-term performance. We also considered risk mitigation elements of these programs. For example, our incentive plans are tied to broad measures of Company performance that cannot be directly influenced by individual employees, such as pre-tax earnings and shareholder return. Also, our short term incentive awards are capped, and our long-term awards vest over periods of three to five years. We have also adopted a recoupment policy (described in “Compensation Discussion and Analysis – Recoupment Policy”) and stock ownership guidelines (described in “Compensation Discussion and Analysis – Stock Ownership Guidelines”). The results of that assessment were that our employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. With the assistance of its consultants and our Chief Executive Officer and Senior Vice President of Human Resources, we discussed the assessment’s findings with the Compensation Committee.

Contacting the Board of Directors

The Board has adopted procedures for written communications between the directors and employees, stockholders and other interested third parties. These procedures are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link. To contact the Board, a standing committee of the Board, or a director, please write to the following address:

AMR Corporation
The Board of Directors
P.O. Box 619616, MD 5675
Dallas/Fort Worth International Airport, Texas 75261-9616

Under those procedures, our General Counsel and Chief Compliance Officer or Corporate Secretary review the communications with the directors, a standing committee, or an officer, in each case depending on the facts and circumstances outlined in the communication. For example, we review letters concerning a stockholder nominee with the Nominating/Corporate Governance Committee. We review complaints regarding accounting or internal accounting controls with the Audit Committee and the General Auditor. The Nominating/Corporate Governance Committee also reviews with senior management the nature of the communications and our responses to them.

BOARD COMMITTEES

The Board of Directors has standing Audit, Compensation, Diversity and Nominating/Corporate Governance committees. All members of the Audit Committee are independent under SEC and NYSE rules and the Board’s Governance Policies. All members of the Compensation, Diversity and Nominating/Corporate Governance committees are also independent under NYSE rules and the Board’s Governance Policies. No member of the Audit, Compensation, Diversity or Nominating/Corporate Governance committees is a current or former employee or officer of the Company or any of its affiliates. The committees on which the directors (other than Mr. Arpey) serve as of April 21, 2011 are shown in the chart below.

Nominating /
Corporate
	Audit	Compensation	Diversity	Governance
Director	Committee	Committee	Committee	Committee
John W. Bachmann	✓(Chair)		✓
David L. Boren		✓		✓(Chair)
Armando M. Codina				✓
Alberto Ibargüen	✓		✓
Ann M. Korologos			✓
Michael A. Miles		✓(Chair)
Philip J. Purcell		✓		✓
Ray M. Robinson	✓			✓
Judith Rodin		✓
Matthew K. Rose		✓
Roger T. Staubach			✓(Chair)
Number of Committee Meetings in 2010:	8	6	4	6

Each committee has a charter that details its responsibilities. The charters are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Nominating/Corporate Governance Committee Matters

The functions of the committee include:

•	Establishing and implementing processes for the Board and its standing committees

•	Recommending officer candidates and, with the Chief Executive Officer, reviewing our succession planning

•	Proposing directors for election by the stockholders at the annual meeting

•	Nominating candidates to fill vacancies on the Board

•	Determining the optimal size of the Board

•	Reviewing and setting the compensation of directors

•	Considering the qualifications of stockholder and self-nominated director nominees

•	Reviewing the Board’s Governance Policies

•	Reviewing succession planning for the Chief Executive Officer

•	Reviewing any proposed changes to our certificate of incorporation, our bylaws, and the charters of the Board’s standing committees

•	Reviewing stockholder proposals for the annual meeting and our responses to them

•	Reviewing transactions with related persons

•	Determining director independence under applicable rules and the Board’s Governance Policies

Director Nominees

As noted above, the committee is responsible for recommending nominees for election to the Board. To fulfill this role, the committee annually reviews the size of the Board and its composition to determine if any additional skills, qualifications or areas of expertise are needed. Each candidate should have (a) unquestioned integrity; (b) a well established record in business, finance, government relations, academics or the sciences; and (c) the ability to devote substantial time to the Board and at least one of the Board’s standing committees.

When assessing a candidate’s qualifications (including a self-nominee or a candidate nominated by a stockholder), the committee considers, among other things:

•	the number of other boards on which the candidate serves

•	the candidate’s other business and professional commitments

•	the need for directors with certain skills and experience

•	the potential for conflicts between our interests and the candidate’s interests

•	whether the candidate meets our director independence standards

•	the candidate’s ability to add value to our Board committees

Under our Director Nominating Policies, the committee also considers a nominee’s contribution to the diversity of the Board. In doing so, the committee considers diversity in the broadest sense, taking into account race, gender, geographic residence and professional background. This focus on diversity has produced a Board with two Hispanic members, one African American member, and two female members. In addition, our Board members reside in diverse locations and have diverse professional backgrounds, including banking and financial services, education, real estate, media, government, philanthropic, public policy, investment banking, private equity and transportation. The committee also reviews with the Board the effectiveness of our Director Nominating Policies and its assessment of the skills and characteristics appropriate for outside Board members. The goal of this assessment is to determine if the needs of the Board, including diversity, are being met by the current members of the Board. The committee from time to time engages a search firm to help identify suitable candidates for director positions.

The committee will consider stockholder nominees for election to the Board at an annual meeting or if a vacancy exists on the Board. In 2010, there were no stockholder nominees for election to the Board. See “Other Information” for further details regarding submitting nominations for director positions.

Director Independence; Board of Directors Governance Policies

The Board has approved the Board’s Governance Policies, which govern many of the Board’s procedures and protocols. The policies are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Among other things, the Board’s Governance Policies establish the standards for director independence. In general, the policies provide that a director is independent if the director has no direct or indirect material relationship with us. A relationship is material if it would interfere with the director’s independent judgment. The policies include guidelines to assist the committee in determining whether a relationship is material. In general, the guidelines provide that a director is not independent if:

•	We have employed the director or an immediate family member as an executive officer during the last three years

•	The director is a current partner or employee of a firm that is our internal or external auditor

•	The director has an immediate family member who is a current partner of a firm that is our internal or external auditor

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on our audit

•	The director (or an immediate family member) has received during any twelve-month period within the last three years more than $120,000 in direct compensation from us, other than compensation for serving as a director

•	The director (or an immediate family member) is, or was within the last three years, an executive officer of another company where any of our current executive officers serves or served on the other company’s compensation committee

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has paid us, or received payments from us, for property or services that in any of the last three fiscal years exceeds the greater of $1 million or 2% of that company’s consolidated gross revenues

This is a summary of the Board’s independence guidelines. A complete list of the guidelines are in the Board’s Governance Policies. The committee has determined, and the Board has agreed, that Mr. Bachmann, Mr. Boren, Mr. Codina, Mr. Ibargüen, Mrs. Korologos, Mr. Miles, Mr. Purcell, Mr. Robinson, Dr. Rodin, Mr. Rose and Mr. Staubach are independent under the Board’s Governance Policies. The committee also determined that Rajat K. Gupta, who resigned from the Board in March 2011, was independent under the Board’s Governance Policies during his term. In making these determinations, the Board considered information provided by the directors, information from our records, and advice from counsel. Because Mr. Arpey is one of our employees, he is not considered independent.

Transactions with Related Persons

The Board has adopted a written policy for the review, approval or ratification of related party transactions. Under our policy, a related party transaction is defined as a transaction or series of related transactions with the Company totaling $120,000 or more and in which any of our executive officers, directors, director nominees, persons owning five percent or more of our outstanding stock, or any of their immediate family members has a direct or indirect material interest. Certain interests and transactions are by their nature not material and are not subject to the policy. The committee considers related party transactions under the policy with the assistance of our General Counsel and Chief Compliance Officer or Corporate Secretary. In doing so, the committee considers: (a) the size of the transaction, including the amount of compensation payable to or receivable by the related party; (b) the nature of the related party’s interest; and (c) whether the transaction may involve a conflict of interest, among other factors.

Audit Committee Matters

The functions of the committee include:

•	Selecting, retaining, compensating and overseeing our independent auditors

•	Approving in advance the services rendered by, and the fees paid to, our independent auditors

•	Monitoring compliance with our Standards of Business Conduct

•	Periodically reviewing the organization and structure of our Internal Audit department

•	Reviewing:

○	the scope and results of the annual audit, including our independent auditors’ assessment of internal controls

○	quarterly financial information with representatives of management and the independent auditors

○	our consolidated financial statements

○	the scope of non-audit services provided by our independent auditors

○	our periodic filings (Forms 10-K and 10-Q) filed with the SEC, including the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

○	our earnings releases

○	risk management and safety policies

○	other aspects of our relationship with our independent auditors, including the independence of our auditors

•	Establishing procedures to deal with accounting or auditing complaints or concerns

At its meetings in 2010, the committee reviewed the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, periodic filings on Form 10-K and Form 10-Q, and the qualifications and independence of Ernst & Young. The committee also reviewed the performance of our internal audit function, the status of the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002, the performance of our independent auditors, and other significant financial matters.

Each committee member is considered independent under the rules and regulations of the SEC and NYSE, and the Board’s Governance Policies, and has been determined to be financially literate. The Board has concluded that Mr. Bachmann qualifies as an audit committee financial expert under SEC rules and regulations and has the financial management expertise required by NYSE listing standards. Other committee members may also meet these qualifications.

Audit Committee Report

At its meetings in 2010, the committee reviewed and discussed our audited consolidated financial statements with management, our General Auditor and Ernst & Young. No members of management were present during several of the committee’s discussions with Ernst & Young. The committee also met privately with our General Auditor several times in 2010.

The committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board. The committee discussed with Ernst & Young its independence.

In reliance upon the reviews and discussions noted above, the committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Subject to stockholder approval at the 2011 annual meeting, the committee has also selected Ernst & Young as our independent auditors for 2011 (see proposal 2).

Audit Committee of AMR Corporation:

John W. Bachmann, Chairman
Alberto Ibargüen
Ray M. Robinson

Independent Auditor’s Fees

The aggregate fees we paid to Ernst & Young for audit services in connection with the consolidated financial statements, reports for fiscal years 2009 and 2010, and for other services during fiscal years 2009 and 2010 were:

	(amounts in thousands)
	2010	2009

Audit Fees	$2,183	$2,570
Audit-Related Fees	1,356	1,258
Tax Fees	99	188
All Other Fees	0	0

Total Fees	$3,638	$4,016

“Audit Fees” are fees for (a) the audit of our consolidated financial statements; (b) the audit of internal control over financial reporting; (c) the review of the interim condensed consolidated financial statements included in quarterly reports; (d) services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (e) consultations concerning financial accounting and reporting standards.

“Audit-Related Fees” are fees for assurance and other services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include (a) employee benefit plan audits; (b) auditing work on proposed transactions; (c) attest services that are not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards that do not impact the annual audit.

“Tax Fees” are tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to (a) federal, state and international tax compliance; (b) assistance with tax audits and appeals; (c) expatriate tax services; and (d) assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees for other miscellaneous tax consulting and planning.

There were no fees for other services not included above.

In selecting Ernst & Young as our independent auditors for the fiscal year ending December 31, 2011, the committee considered whether services other than audit and audit-related services provided by Ernst & Young are compatible with the firm’s independence.

The committee pre-approves all audit and permissible non-audit services provided by Ernst & Young, including audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and includes an anticipated budget. In addition, the committee may also pre-approve particular services on a case-by-case basis. The committee has delegated pre-approval authority to its chairman. Under this delegation, the chairman must report any pre-approval decision by him to the committee. The committee pre-approved all such audit, audit-related and permissible non-audit services in 2009 and 2010 in accordance with these procedures.

Diversity Committee Matters

The functions of the committee include:

•	Providing oversight, counsel and guidance to our management and the Board on issues related to diversity and inclusion, including:

○	Equal employment opportunity policies

○	Hiring practices

○	Employee retention issues

○	Corporate procurement decisions, including our supplier diversity program

○	Work environment

•	Monitoring and overseeing the development and implementation of our diversity policies, programs and procedures

•	Exploring a wide spectrum of our operations to help us promote our diversity efforts

Compensation Committee Matters

Functions

The functions of the committee include:

•	Formulating and approving the compensation and benefit programs for our officers

•	Approving the compensation of our Chief Executive Officer

•	Approving and monitoring our annual incentive program and our stock-based and other compensation programs

•	Determining performance measures under our various compensation programs

•	Determining amounts to be paid under our compensation and benefits programs

•	Retaining compensation consultants to perform an annual review of executive compensation

Processes and Procedures

The committee acts on behalf of the Board and approves the compensation of all of our officers, including the named executive officers. This responsibility includes establishing and implementing our executive compensation objectives, such as linking each named executive officer’s compensation to our short-term and long-term strategic, financial and operational goals. The committee approves incentive awards for our officers, including performance shares, deferred shares and stock appreciation rights. The committee also determines the performance measures for the performance-based awards for our officers, and where the performance measures are subjective, the committee determines whether we met them. The committee approves employment and change in control agreements with our officers. While the committee is responsible for the administration of our executive compensation program, the committee delegates authority for the day-to-day administration of the program to our Senior Vice President of Human Resources and our Human Resources department.

The committee meets regularly throughout the year to review general compensation issues and to monitor the compensation of our officers. In 2010, the committee engaged Hewitt Associates and, following its separation from Hewitt, Meridian Compensation Partners, to help the committee fulfill these responsibilities. The firms provided compensation benchmarking services, as well as assistance with our incentive plan design, performance metrics analysis, peer group selection, and other executive compensation advice. At the committee’s direction, the compensation consultants also assisted Mr. Arpey and our Senior Vice President of Human Resources in preparing their compensation recommendations for our named executive officers. Neither Hewitt nor Meridian provided any additional services to the Company in 2010 unrelated to the services they provided the committee.

For executives other than the Chief Executive Officer, the committee makes compensation decisions with, and frequently based upon the recommendations of, the Chief Executive Officer and our Senior Vice President of Human Resources. The committee also reviews and considers comparative market data provided by its consultants. The committee makes all determinations related to the Chief Executive Officer’s compensation with the assistance, when appropriate, of our Lead Director and the committee’s consultants.

The Nominating/Corporate Governance Committee is responsible for determining compensation for the Board of Directors. See “Director Compensation” for further details regarding the Nominating/Corporate Governance Committee’s role in this determination.

The “Compensation Discussion and Analysis” below provides further details regarding our compensation objectives and programs, including information regarding the Compensation Committee’s annual compensation review, the types of compensation awards it uses, and the manner in which it determines the size and terms of compensation awards.

Compensation Committee Interlocks and Insider Participation

Mr. Boren, Mr. Miles, Mr. Purcell, Dr. Rodin and Mr. Rose were the members of the Compensation Committee during 2010. None of the members of the committee was during 2010 or at any other time one of our officers or employees. No executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or Board.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of the material elements and objectives of our executive compensation program.

Our named executive officers in 2010 were:

Gerard J. Arpey, Chairman and Chief Executive Officer of AMR Corporation and American Airlines

Isabella D. Goren, Senior Vice President and Chief Financial Officer of AMR Corporation and American Airlines

Thomas W. Horton, President of AMR Corporation and American Airlines

Daniel P. Garton, President and Chief Executive Officer of AMR Eagle Holdings Corporation (“AMR Eagle”), a wholly-owned subsidiary of the Company, and Executive Vice President of AMR Corporation and American Airlines

Robert W. Reding, Executive Vice President – Operations of AMR Corporation and American Airlines

Gary F. Kennedy, Senior Vice President, General Counsel and Chief Compliance Officer of AMR Corporation and American Airlines

Please read this section with the “Executive Compensation” section that follows.

Executive Summary

Our executive compensation program is designed to support our business strategy, link pay with performance, promote long-term growth, and align our executives’ decisions with the long-term interests of our stockholders. Below are some of the highlights of our named executive officer compensation program in 2010:

•	Due to the financial difficulties facing us and the airline industry in general, the named executive officers did not receive base salary increases in 2010, other than as described under “Organizational Changes.”

•	The values of our annual long-term incentive awards in 2010 were approximately the same as the values targeted in 2009.

•	Because we did not meet the pre-tax earnings threshold of our Annual Incentive Plan in 2010, we did not make any payment under the financial component of the plan.

•	In April 2010, we determined the payout under our 2007/2009 Performance Share Plan. Based on our total shareholder return (“TSR”) rank of 6th place among a group of competitor airlines, we distributed 25% of the shares originally awarded.

Our Compensation Objectives and Philosophy

The principal objectives of our executive compensation program are to:

•	provide compensation that enables us to attract, motivate, reward and retain talented executives

•	reward achievement of our goals

•	sustain a pay for performance approach in which variable or “at risk” compensation is a substantial portion of each executive’s compensation

•	link our compensation programs with the interests of our stockholders through long-term stock-based compensation

Consistent with these objectives, an average of 70% of the total potential pay we awarded our named executive officers in 2010 was in the form of long-term stock-based compensation. These awards are considered at risk because the compensation that they ultimately receive depends on our stock price or achieving financial and operating measures. While we believe this aligns the interests of our named executive officers and our stockholders, it can also lead to actual realized compensation below market when our stock price declines as has been the case the past few years.

The discussion in the sections below describes the efforts of the Compensation Committee to meet our objectives.

The Process We Use to Determine Compensation

Each year, the Compensation Committee conducts a comprehensive review of our executive compensation program. In 2010, the Compensation Committee concluded its annual review in May, before our organizational changes discussed below. As part of this review, the committee used several tools to structure our compensation programs to meet our objectives. These tools included benchmarking, peer group analysis, internal equity data, tally sheets, and input from Mr. Arpey, each of which is discussed further below. Please also see “Board Committees – Processes and Procedures” for further details regarding the administration of our executive compensation program.

Peer Group Analysis and Benchmarking

The Compensation Committee believes that it is important that our executive compensation is both in line with other airlines and sufficiently competitive to retain our named executive officers and attract talent from other industries when needed. The committee reviewed the following reports for our named executive officers at the time:

Peer Group Analysis.  The peer group analysis was prepared by our Human Resources department. This analysis compared the compensation of each of our named executive officers to compensation paid to their peers at AirTran Airways, Alaska Air Group, Continental Airlines, Delta Air Lines, JetBlue Airways, Southwest Airlines, United Airlines and US Airways (the “Peer Group”).

Executive pay in the airline industry has been highly variable during the past decade due to bankruptcy proceedings, mergers and volatile economic and industry conditions. Executives at several airlines in the Peer Group did not receive equity grants for several years or received substantial equity awards following mergers with other carriers or the emergence from bankruptcy. To help smooth this variability and provide more meaningful comparisons, the Peer Group analysis in 2010 included both granted and realized pay and averages of both over the last three years. The Compensation Committee did not target a specific pay level or rank among the Peer Group. Instead, the committee’s objective was to ensure that our named executive officers’ realized compensation was generally in line with the Peer Group. The analysis showed and the committee determined that the realized pay for our named executive officers was in line with the Peer Group for the period 2007 through 2009.

Benchmarking Report.  Hewitt, the committee’s compensation consultant at the time, prepared a competitive market analysis that compared the compensation of each of our named executive officers to the compensation paid to their peers at 28 companies in the comparator group shown below (the “Comparator Group”). These companies were selected from Hewitt’s database of participating survey companies because we share one or more of the following characteristics: (a) comparable revenue size (with our revenue being approximately at the median); (b) operations in multiple locations across the United States; (c) similar labor requirements; (d) headquarters in the Dallas-Fort Worth area; and (e) comparable management structures so that job comparisons are meaningful. The companies in the Comparator Group for 2010 were:

3M Company Alcoa Inc. The Boeing Company Burlington Northern Santa Fe, LLC Caterpillar Inc. The Coca Cola Company CSX Corporation Deere & Company FedEx Corporation General Dynamics Corporation	The Goodyear Tire & Rubber Company
H.J. Heinz Company
Honeywell International, Inc.
J.C. Penney Corporation, Inc.
Johnson Controls, Inc.
Kimberly-Clark Corporation
Lockheed Martin Corporation
Northrop Grumman Corporation
Raytheon Company
Sara Lee Corporation	Target Corporation UAL Corporation Union Pacific Corporation United Parcel Service, Inc. United Technologies Corporation Weyerhaeuser Company Whirlpool Corporation Xerox Corporation

The Comparator Group analysis focused on both annual total compensation and each pay element – base, short-term incentive and long-term incentive pay. For each of our named executive officers, the Compensation Committee generally targeted the median total compensation for similar positions at companies in the Comparator Group. However, for Mr. Arpey, the committee benchmarked his pay to the average of the median chief executive officer pay in the Comparator Group and the Peer Group. His compensation remains significantly below the median of the CEOs in the Comparator Group. Also, the committee benchmarked Mr. Garton’s pay to the head of marketing and chief financial officers in the Comparator Group analysis because of his (a) contributions and broad skill set; (b) oversight of a large operating group, our flight attendants, in addition to his marketing responsibilities at that time; and (c) prior experience as a chief financial officer of a company in the airline industry.

Internal Equity

The committee also considered internal pay equity among the named executive officers. The committee did not target specific pay ratios among the named executive officers or between them and other officers, but instead tried to keep their total compensation and each pay element in line with the others.

Tally Sheets

To better understand the impact of its decisions on our named executive officers’ total compensation, the Compensation Committee also analyzed tally sheets during its 2010 review. The tally sheets quantified all material components of their compensation during the preceding five years. The components analyzed included: (a) annual base salary and bonuses; (b) outstanding equity awards and their value; (c) compensation actually realized; (d) retirement benefits; (e) potential termination of employment benefits (or payments); and (f) change in control payments under different scenarios. Based on its review of the tally sheets, the Compensation Committee concluded that the total compensation amounts for 2009 and prior years were both reasonable and consistent with our overall compensation objectives and company performance.

Role of the Chief Executive Officer in Setting Compensation

Mr. Arpey regularly attends Compensation Committee meetings. At those meetings, he provides his perspective on the performance of the other named executive officers. He also provides other subjective considerations that may influence the committee’s compensation decisions for them, such as retention, succession planning, and critical personnel and business needs. Because Mr. Arpey has direct knowledge of each officer’s performance and contributions, the committee gives considerable weight to his evaluations. Mr. Arpey is not present during the committee’s deliberations or decisions regarding his compensation.

Other Considerations

The Compensation Committee also considered the following factors in setting the 2010 compensation for our named executive officers:

•	The need to retain and motivate them to achieve our goals and restore sustained profitability

•	Since 2001, no payment has been made to them under the financial component of our short-term incentive programs. We have not met the required 5% pre-tax earnings margins during that time, and they have not received any discretionary short-term incentive awards

•	Our cyclical business and the difficult economic environment have resulted in extraordinary volatility in our stock price, the primary variable of our long-term equity based compensation. This volatility, coupled with our heavy emphasis on long-term compensation, has produced significant variations in realized compensation for our named executive officers from year to year. In addition, the future value of their long-term compensation remains highly unpredictable

•	For the ten years 2000 through 2009, their total realized compensation was less than 60% of the total targeted compensation awarded to them during this period

Organizational Changes

In June and July 2010, the Board approved a reorganization of our senior leadership team. The reorganization and related promotions and responsibility changes occurred after the Compensation Committee’s May 2010 annual compensation review and compensation awards. The additional compensation actions taken by the committee are described below.

On June 10, 2010, the Company and American entered into an American Eagle Assignment Agreement (the “Assignment Agreement”) with Mr. Garton to encourage him to lead AMR Eagle. The

Company also reiterated its intent to evaluate the possible divestiture of AMR Eagle at that time. Under the agreement, Mr. Garton serves as President and Chief Executive Officer of AMR Eagle, and he continues to serve as an executive vice president of the Company and American until the consummation of a divestiture of AMR Eagle or June 10, 2012, whichever occurs first. To better align his interests with the performance of AMR Eagle, effective June 10, 2010 he stopped participating in the Company’s Annual Incentive Plan and started participating in the AMR Eagle Annual Incentive Plan. Mr. Garton did not receive any additional compensation awards for his new role.

In July 2010, Mr. Horton was promoted to President of AMR Corporation and American Airlines, reporting directly to Mr. Arpey. He previously served as Executive Vice President – Finance and Planning and Chief Financial Officer of AMR and American. In his new role, Mr. Horton oversees our finance, planning, sales and marketing, customer service and information technology organizations. Ms. Goren was named Senior Vice President and Chief Financial Officer of the Company and American Airlines, succeeding Mr. Horton.

At that time, the Compensation Committee reviewed the organizational changes and benchmarking reports for comparable positions in the Comparator Group for Ms. Goren, Mr. Horton and Mr. Kennedy. The committee also considered internal pay equity and the input of Mr. Arpey. Based on the information considered and due to the increase in job responsibilities, the committee awarded Mr. Horton additional long-term equity incentive awards and increased his award opportunity under the Annual Incentive Plan, and awarded Ms. Goren a base salary increase and additional long-term equity incentive awards. The committee also determined to award Mr. Kennedy a base salary increase and additional long-term equity incentive awards for internal pay equity and retention reasons.

We describe these awards and agreements further in the “Executive Compensation – Fiscal Year 2008, 2009 and 2010 Summary Compensation Table” and the footnotes and sections that follow that table.

How Corporate Performance Impacts Compensation

To implement our pay for performance objective described above, the Compensation Committee has linked our named executive officers’ performance-based compensation to these measures:

Pre-Tax Profits—The airline business is very cyclical and vulnerable to general economic conditions and external factors, such as fuel prices and the economy. This has been especially true over the last several years. To encourage our named executive officers to strive to generate adequate profit levels, under our Annual Incentive Plan, we must earn at least a 5% pre-tax earnings margin for any bonuses to be paid under that plan.

Customer Service—All employees, including our named executive officers, are awarded cash payments under our Annual Incentive Plan if we achieve our target customer satisfaction metrics. We believe that by focusing all employees on customer satisfaction, we are more likely to achieve positive pre-tax earnings and long-term stockholder value.

Stock Price Growth—We believe that consistent execution of our strategy should lead to an increase in our stock price over time. We grant stock appreciation rights that vest over a five-year period to provide our named executive officers a stake in this potential increase. The actual compensation realized from the stock appreciation rights is entirely dependent on increases in our stock price after the stock appreciation right grant date. We also grant performance shares and deferred shares that vest after three years. Since the value of these awards is dependent on our stock price over time, we believe they encourage consistent execution of our long-term strategy.

Total Shareholder Return—In addition to general growth in our stock price, we believe that it is important for our stock to perform as well as or better than the stock of our competitors.

Distributions under our performance share plans are consequently based on how well our total shareholder return (or “TSR”) compares to the TSR of our competitors over three-year measurement periods. The three-year TSR measure is used because it is an objective, market-based metric that directly measures shareholder value over the long-term. Use of a relative TSR metric also tends to mitigate the effects of general market or sector performance on our stock price.

The Primary Components of Our Compensation Program

Our executive compensation program principally consists of the following components:

•	base salary

•	short-term incentive compensation

•	long-term incentive compensation

•	retirement benefits

In addition, as is customary in the airline industry, we provide unlimited personal air travel and other perquisites both during and following employment of our named executive officers. We describe these further in the tables and footnotes following this Compensation Discussion and Analysis.

While we do not target a fixed mix of pay, we generally allocate compensation to our named executive officers as follows:

General Compensation Allocation

The mix of pay actually realized by our named executive officers varies from this allocation based on our financial results and stock price performance.

Base Salary

The Compensation Committee feels it is important to provide to our named executive officers a secure, consistent amount of cash compensation. With this in mind, the committee establishes base salary levels that reflect each officer’s position, qualifications and experience.

2010

Due to the financial difficulties facing us and the airline industry in general, in 2010 we decided to forego annual pay increases for our employees. Consistent with that approach, none of our named executive officers received an annual salary increase in 2010, other than as described under “Organizational Changes.”

Short-Term Incentive Compensation – the Annual Incentive Plan

All employees, including the named executive officers, participate in the Annual Incentive Plan. The plan pays cash incentives upon the achievement of customer service and financial goals. The customer service component of the Annual Incentive Plan provides for payments of up to $100 per month for each employee if we achieve one of its customer service targets. Our employees (including the named executive officers) can also earn awards annually under the financial component of the Annual Incentive Plan. Under this component, awards are paid as a percentage of base salary if American Airlines has at least a 5% pre-tax earnings margin. The Compensation Committee determines the percentage of base salary that each named executive officer is eligible to receive during its annual compensation review. The awards our named executive officers were eligible to receive in 2010 are described in “Executive Compensation – Non-Equity Incentive Plan Awards – Annual Incentive Plan.” As described above, upon his assignment to American Eagle in June 2010, Mr. Garton began participating in the AMR Eagle Incentive Plan, which is described in “Executive Compensation – Non-Equity Incentive Plan Awards – AMR Eagle Annual Incentive Plan.”

2010

During 2010, each named executive officer earned amounts under the customer service component of the Annual Incentive Plan. We did not make any payments to our named executive officers under the financial component of the Annual Incentive Plan because we did not meet the 5% pre-tax earnings margin required by the plan. Mr. Garton did not receive any payments under the AMR Eagle Annual Incentive Plan because AMR Eagle did not meet its pre-tax earnings targets.

Long-Term Incentive Compensation – Performance Shares, Stock Appreciation Rights and Deferred Shares

Long-term incentive compensation is a critical component of our executive compensation program. We design our long-term incentive compensation to link executive compensation to the interests of our stockholders by motivating executives to increase total stockholder return over the long term. We also believe that long-term incentive compensation is an important retention tool because awards only vest if the recipient remains with the Company for a period of time. The Compensation Committee uses performance shares, stock appreciation rights and deferred shares in an effort to achieve these goals.

We generally grant awards at the time of the Compensation Committee’s annual compensation review. For stock appreciation rights, our practice is to use the date the committee approves the grant as the effective date, or if the grants are approved at the time of our earnings release, the third business day after the earnings release. The exercise price of the stock appreciation rights is the fair market value of our common stock on that date. We use a modified Black-Scholes valuation model to determine the value and number of stock appreciation rights awards.

For awards other than stock appreciation rights, we establish the targeted grant values using a standard valuation methodology developed by Hewitt that provides an estimate of the present value of the future amounts likely to be realized from the award. Hewitt’s methodology takes into account the terms of the awards, including their vesting and performance criteria.

Below is a summary of each equity-based instrument that the Compensation Committee generally awards to our named executive officers, why the Compensation Committee chooses to pay each type of award, and when and how each type of award vests.

Performance Shares

Performance shares are contractual rights to receive shares of our common stock at the end of a three-year measurement period. They are designed to reward our named executive officers when our stock performs better than the stock of our primary competitors. The actual number of performance shares ultimately distributed to the named executive officers is based on our TSR compared to that of our primary competitors over that three-year period. Final distribution of the performance share awards for the 2010-2012 measurement period could range from 0% to 175% of the performance shares originally granted depending on our relative TSR performance during the measurement period.

Each year, the Compensation Committee selects the airlines used to determine our relative TSR, based on their market capitalization, revenues and airline seat capacity. For awards under the 2010/2012 Performance Share Plan granted in May 2010, the airlines are AirTran Airways, Alaska Airlines, American Airlines, Continental Airlines, Delta Air Lines, JetBlue Airways, Southwest Airlines, US Airways and United Airlines. The committee also determines the percentages of the original award to be paid based on our relative TSR rank during the measurement period. For awards under the 2010/2012 Performance Share Plan, the committee determined to use the same relative TSR percentages used in our 2009/2011 Performance Share Plan.

Under the terms of the performance share awards granted from 2004 to 2007, one-half of the distributions to our named executive officers was based on our TSR, and the other half on the Compensation Committee’s assessment of our achievement of annual corporate objectives for the measurement period. In determining whether we achieved the corporate objectives, the committee was not required to use any formula or other measure or assign any particular weighting to any objective. In addition, the committee had the discretion to consider any other factor it considered important or appropriate. For more information on performance shares, please see the discussion under “Executive Compensation – Equity Incentive Plan Awards – Performance Shares.”

Stock Appreciation Rights

Stock appreciation rights are contractual rights to receive shares of our common stock over a ten-year exercise period. Since they provide compensation only if the market value of our common stock appreciates from the date of grant, stock appreciation rights reward our executives for our stock price appreciation during that period.

Deferred Shares

Deferred shares are the contractual right to receive shares of our common stock upon the completion of three years of service following the grant date. Since deferred shares are not subject to the achievement of performance objectives, the value of the deferred shares at the time of vesting depends entirely on the value of our common stock at that time. The Compensation Committee believes that deferred shares are important for the long term retention of our named executive officers because they provide a guaranteed award for their continued service through the three-year service period.

2010

Other than the additional grants awarded in July 2010 described in “Organizational Changes,” the values the Compensation Committee targeted for the annual long-term incentive grants to our named executive officers were approximately the same as the values targeted in 2009. Differences in the values between the years reported in the Summary Compensation Table are due to variability between our modeling estimates and the actual stock price on the date of grant. In setting their annual compensation in May 2010, the Compensation Committee granted long-term equity awards to the named executive officers in approximately the following proportions:

Mix of Long-Term Equity Awards

For performance shares awarded in 2007 under the 2007/2009 Performance Share Plan, in April 2010 the Compensation Committee determined that we had a 6th place TSR rank during the 2007-2009 measurement period, resulting in a TSR distribution percentage of 25%. The committee also determined that achievement of our corporate objectives during that period was well in excess of 25%. Because TSR is the only performance measure used to determine performance shares distributed to all of the other participants in that plan, with the consent of the named executives and our other senior officers, the committee based the final distribution of performance shares entirely on TSR. As a result, on April 15, 2010, our named executive officers received 25% of the awards originally granted to them under the 2007/2009 Performance Share Plan.

Travel Perquisites and Other Benefits

The named executive officers also participate in a variety of health and welfare and other benefits that we provide to our U.S.-based employees. The Compensation Committee believes it is important to provide a limited number of additional perquisites and benefits to our named executive officers to attract and retain them. For example, as is common in the airline industry, we provide unlimited personal air travel on American Airlines and American Eagle Airlines. Instead of providing automobile lease payments, club memberships, financial planning fees and other perquisites other companies often provide to their executives, we provide personal allowances to our named executive officers. We also provide personal security services for Mr. Arpey and his family. We describe these and other perquisites in footnote (5) to the “Executive Compensation – Fiscal Year 2008, 2009 and 2010 Summary Compensation Table.”

No changes were made to the perquisites and benefits offered to our named executive officers in 2010.

Post-Employment and Change in Control Benefits

Following their employment with us, the named executive officers are eligible for the benefits, perquisites and privileges that we generally provide to all of our salaried employees. These include severance, pro-rated incentive compensation and equity distributions, and a limited number of other benefits. We also provide other post-employment perquisites to them, such as unlimited personal air travel on American Airlines and American Eagle. The Compensation Committee has determined that it is important to provide these post-termination benefits, perquisites and privileges to our named executive officers to attract and retain them. We describe these benefits further in the narrative discussion under “Executive Compensation – Post-Employment Compensation.”

Our named executive officers are eligible to participate in the Retirement Benefit Plan of American Airlines, Inc. for Agents, Management, Specialists, Support Personnel and Officers (the “Retirement Benefit Plan”). This is a defined benefit plan that provides compensation to all of our eligible employees during their retirement. Our named executive officers are also eligible to participate in the Supplemental Executive Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to address limits on benefits we can pay under the Retirement Benefit Plan pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”). No changes were made to our retirement plans in 2010. See “Executive Compensation – 2010 Pension Benefits Table” and the accompanying narrative discussion and footnotes that follow the table and “Executive Compensation – Post-Employment Compensation” for further details regarding our retirement plans.

The named executive officers are also entitled to immediate vesting of equity incentive awards and payment under the Non-Qualified Plan upon a change in control of the Company. The Compensation Committee believes it would be appropriate to provide our named executive officers the benefit of the awards that were awarded to them before the change in control because the change could significantly alter our policies, objectives and management. Also, this practice is common in awards and plans like ours, and is therefore appropriate to retain our named executive officers and attract new leaders when needed.

We have also entered into executive termination benefit agreements with our named executive officers for terminations associated with a change in control. We describe these benefits and agreements further in the narrative discussion under “Executive Compensation – Change In Control.” The Compensation Committee believes it is important to provide these agreements for several reasons. The airline industry may undergo further consolidation and economic challenges, and these agreements are common in the industry. The agreements encourage the executives to work for the best interests of the stockholders during a potential change in control by guaranteeing some financial security if the executive’s employment is terminated after a change in control. Finally, they help us attract senior leaders to the Company. The executive termination agreements also include a “double trigger.” This means that for the benefits to be paid, the change in control must be followed by a termination of the executive’s employment. The double trigger is intended to encourage the executive to remain with the Company for a period of time following a change in control to help smooth the transition to new management.

No changes were made to the post-termination and change in control benefits offered to our named executive officers in 2010. However, as described in “Executive Compensation – Post-Employment Compensation,” in January 2011 we discontinued a policy under which we would reimburse some of them for taxes and fees related to their post-employment personal air travel. Also, under a policy we adopted in 2006, we have reduced the change in control benefits provided in executive termination benefits agreements entered into after that date. Under this policy, following a change in control and subsequent termination of employment, the executive is entitled to two years of salary and benefits (rather than three years). Also, he or she would not receive a tax gross up for any excise taxes paid under Sections 280G and 4999 of the Internal Revenue Code. Finally, the benefits would not be paid if the executive terminates his or her employment (other than for good reason). Since Ms. Goren’s executive termination benefits agreement was entered into after that date, her agreement reflects these new terms. We describe these agreements and benefits further under “Executive Compensation – Change in Control.”

Recoupment Policy

In March 2010, we adopted a recoupment policy that allows us to recoup compensation paid to our Chief Executive Officer and each of his direct reports if we restate our financial statements due to that officer’s intentional misconduct. The recoupment policy applies to annual incentive or equity compensation awards to the extent the awards were paid due to metrics impacted by the misstated financial information.

Stock Ownership Guidelines

Effective March 2011, the Compensation Committee adopted stock ownership guidelines for our Chief Executive Officer, our President, and our executive and senior vice presidents. The guidelines were adopted in lieu of stock retention requirements. Subject to transition periods and other provisions, the guidelines generally require that each officer beneficially hold shares of our stock (including deferred shares) with a value at least equal to the multiples of his or her base salary identified below:

Position	Base Salary Multiple
Chief Executive Officer	Six Times Salary
President	Three Times Salary
Executive Vice President	Three Times Salary
Senior Vice President	One Time Salary

All named executive officers were in compliance with the guidelines as of April 21, 2011. We also adopted stock ownership guidelines for our Directors, as further described in “Director Compensation.”

Consideration of Tax Consequences in Determining Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to our named executive officers to $1 million in some circumstances. While the Compensation Committee believes that it is important for the compensation paid to our named executive officers to be tax deductible under Section 162(m), it does not think this should be the determining factor in establishing compensation. The committee believes that we must balance the emphasis on maximizing deductibility against both the need to retain executive talent and our long-term strategies and goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of AMR Corporation:

Michael A. Miles, Chairman
David L. Boren
Philip J. Purcell
Judith Rodin
Matthew K. Rose

EXECUTIVE COMPENSATION

Fiscal Year 2008, 2009 and 2010 Summary Compensation Table

The following table contains information regarding compensation paid to the persons who served as our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers in 2010. As described in more detail below, in July 2010 Mr. Horton was promoted from Chief Financial Officer to President and Ms. Goren was appointed our Chief Financial Officer. The table does not reflect compensation for Ms. Goren in 2008 and 2009 since she was not a named executive officer in those years.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Gerard J. Arpey Chairman and CEO	2010	669,646	0	3,280,680	1,185,940	467	721,282	94,660	5,952,675
	2009	669,646	0	2,994,330	957,580	583	908,270	100,593	5,631,002
	2008	666,348	0	3,312,800	1,078,220	160	171,213	60,293	5,289,033

Isabella D. Goren Senior Vice President and CFO	2010	423,993	0	912,643	329,848	467	316,129	28,571	2,011,650

Thomas W. Horton President	2010	618,135	0	1,831,548	661,628	467	553,539	30,305	3,695,621
	2009	618,135	0	1,148,355	370,459	583	869,709	30,075	3,037,316
	2008	615,090	0	1,253,370	416,774	160	535,943	30,413	2,851,750

Daniel P. Garton President and CEO – AMR Eagle	2010	530,478	0	1,353,982	458,222	250	535,950	29,208	2,908,090
	2009	530,478	0	1,227,770	370,459	583	693,174	31,870	2,854,334
	2008	527,865	0	1,333,238	416,774	160	114,744	31,728	2,424,508

Robert W. Reding Executive Vice President – Operations	2010	530,479	0	1,266,357	458,222	467	465,173	33,383	2,754,081
	2009	530,479	0	1,148,355	370,459	583	506,583	32,046	2,588,505
	2008	527,865	0	1,253,370	416,774	160	217,796	31,821	2,447,786

Gary F. Kennedy Senior Vice President and General Counsel	2010	502,543	0	912,643	329,848	467	403,457	30,568	2,179,526
	2009	488,646	0	653,906	210,947	583	516,690	30,826	1,901,598
	2008	486,238	0	713,810	237,322	160	125,154	28,194	1,590,878

(1)	The amounts shown were not actually paid to the named executive officers. As required by the rules of the SEC, the amounts instead represent the aggregate grant date fair value of the performance shares and deferred shares awarded to each of them in 2008, 2009 and 2010, and for Mr. Arpey, career performance shares awarded in 2008 and 2009, which were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the performance share and career performance share awards is based on our estimate on the grant date of the probable outcome of meeting the performance conditions of these awards. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010 for the assumptions we used to determine the aggregate grant date fair value of these awards. The aggregate grant date fair values of these performance share awards assuming we meet the highest level (or 175%) of the performance conditions of these awards are: Mr. Arpey ($3,165,015), Ms. Goren ($880,428), Mr. Horton ($1,766,278), Mr. Garton ($1,221,233), Mr. Reding ($1,221,233) and Mr. Kennedy ($880,428). The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)	The amounts shown were not actually paid to the named executive officers. As required by the rules of the SEC, the amounts instead represent the aggregate grant date fair value of the stock appreciation rights granted to each of them in 2008, 2009 and 2010 determined in accordance with FASB ASC Topic 718. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010 for the assumptions we used to determine the aggregate grant date fair value of these awards. These amounts do not include any reduction in the value of the awards for the possibility of forfeiture.

(3)	The amounts shown are payments earned under the customer service component of the Annual Incentive Plan. We made no payments in 2008, 2009 or 2010 under the financial component of the Annual Incentive Plan because we did not meet the minimum performance level required to earn a payout.

(4)	The amounts shown are the change in the actuarial present value of the accumulated benefit under both the Retirement Benefit Plan and the Non-Qualified Plan from January 1 to December 31 of each year. The present value of the accumulated benefits increased from December 31, 2009 to December 31, 2010 due to a change in the discount rate used to calculate our liability and the passage of time. As described in note 10 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010, the discount rate decreased from 6.1% at December 31, 2009 to 5.8% at December 31, 2010. For Mr. Horton and Mr. Reding, the amounts also include additional years of credited service under the Non-Qualified Plan. The amounts in this column do not include any above-market or preferential earnings on non-qualified deferred compensation.

(5)	The amounts shown include a personal allowance paid each year of $33,000 to Mr. Arpey and $27,000 to Ms. Goren, Mr. Horton, Mr. Garton, Mr. Reding and Mr. Kennedy. The amounts also include the estimated aggregate incremental cost to us of providing perquisites and other personal benefits to our named executive officers. As is customary in the airline industry, we provide them and their spouses or companions and dependent children unlimited personal air travel on American Airlines and American Eagle Airlines in any available class of service. However, they are required to pay all taxes and fees associated with the air travel. The amounts shown include our estimated aggregate incremental cost for the air travel we provided them in 2010, including the estimated cost of incremental fuel, catering and insurance, but exclude the associated fees and taxes they paid. Amounts in this column also include reimbursement for: (a) the cost of one annual medical exam, (b) the premium for a term life insurance policy (with a policy amount equal to the base salary of the named executive officer), (c) a portion of the premium for long-term disability insurance and (d) broker fees associated with the exercise of stock options/stock appreciation rights by the named executive officer. Each named executive officer and his or her spouse were also provided an Admirals Club® membership (American Airlines’ travel clubs located at American Airlines’ large U.S. and international airports), airport parking and some of them were provided access to events or venues sponsored by us or received reduced cost air travel on other airlines, at no incremental cost to us. For Mr. Arpey, the amount shown for 2010 also includes $56,440 for the estimated incremental cost of the personal security services we provided to him and his family in 2010.

Fiscal Year 2010 Grants of Plan-Based Awards Table

The table below lists each grant or award made in 2010 to our named executive officers under our equity and non-equity incentive plans.

		Estimated Future Payouts			Estimated Future Payouts Under
		Under Non-Equity			Equity
		Incentive Plan Awards[1]			Incentive Plan Awards[4]			All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units[5]	Options[6]	Awards	Awards
Name	Date[3]	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

		616,074	937,504	1,339,292
Arpey	05/19/2010				0	258,000	451,500				1,808,580
	05/19/2010							210,000			1,472,100
	05/19/2010								301,000	7.01	1,185,940

		211,997	317,995	847,986
	05/19/2010				0	56,700	99,225				397,467
	07/26/2010				0	14,550	25,463				105,633
Goren	05/19/2010							46,150			323,512
	07/26/2010							11,850			86,031
	05/19/2010								66,200	7.01	260,828
	07/26/2010								17,000	7.26	69,020

		391,762	700,711	1,236,270
	05/19/2010				0	99,550	174,213				697,846
	07/26/2010				0	42,900	75,075				311,454
Horton	05/19/2010							81,100			568,511
	07/26/2010							34,950			253,737
	05/19/2010								116,300	7.01	458,222
	07/26/2010								50,100	7.26	203,406

		125,571	251,141	465,077
		0 [2]	2,979 [2]	8,938 [2]
Garton	05/19/2010				0	99,550	174,213				697,846
	05/19/2010							93,600			656,136
	05/19/2010								116,300	7.01	458,222

		286,459	572,917	1,060,958
Reding	05/19/2010				0	99,550	174,213				697,846
	05/19/2010							81,100			568,511
	05/19/2010								116,300	7.01	458,222

		251,272	376,907	1,005,086
	05/19/2010				0	56,700	99,225				397,467
	07/26/2010				0	14,550	25,463				105,633
Kennedy	05/19/2010							46,150			323,512
	07/26/2010							11,850			86,031
	05/19/2010								66,200	7.01	260,828
	07/26/2010								17,000	7.26	69,020

(1)	The amounts shown were not actually paid to the named executive officers. The amounts instead are payments that we would have made if we had met the minimum payment level of the financial component of the Annual Incentive Plan. Under its terms, any amounts paid under the customer service component of the Annual Incentive Plan are subtracted from amounts paid under its financial component, so no amounts are included for payments under the customer service component of the Annual Incentive Plan. These payments are instead reported in the Summary Compensation Table above in the column Non-Equity Incentive Plan Compensation. The amount shown for Mr. Garton has been pro-rated for the part of the year that he participated in the plan. Since we did not achieve the threshold for payment under the financial component, no amounts were actually paid to them.

(2)	The amount shown was not actually paid to Mr. Garton. The amount instead is the payment we would have made to Mr. Garton if AMR Eagle had met the minimum payment level of the AMR Eagle Annual Incentive Plan. Since AMR Eagle did not meet the threshold for payment under the AMR Eagle Annual Incentive Plan in 2010, no amount was actually paid to Mr. Garton. The amount shown has been pro-rated for the part of the year that Mr. Garton participated in the plan.

(3)	The annual performance shares, deferred shares and stock appreciation rights granted to our named executive officers were approved at a meeting of the Compensation Committee on May 19, 2010. The exercise price of the stock appreciation rights was the fair market value of our common stock on that date. In July 2010, Ms. Goren, Mr. Horton and Mr. Kennedy were each awarded additional shares under the 2010/2012 Performance Share Plan, deferred shares and stock appreciation rights. The additional awards were approved by the Compensation Committee on July 21, 2010. In accordance with our award policy, the awards were effective July 26, 2010, which was three business days after we issued our earnings release. The exercise price of the stock appreciation rights was the fair market value of our common stock on the effective date of the awards.

(4)	The amounts shown are potential payments of performance share awards granted under the 2010/2012 Performance Share Plan.

(5)	These are deferred shares granted under 2010 deferred share award agreements.

(6)	These are stock appreciation rights granted under 2010 stock appreciation rights agreements.

Discussion Regarding Fiscal Year 2008, 2009 and 2010 Summary Compensation Table and Fiscal Year 2010 Grants of Plan-Based Awards Table

General

As described in “Compensation Discussion and Analysis — The Primary Components of Our Compensation Program,” the base salary we pay to our named executive officers is generally designed to be 15% of their targeted annual compensation. The short-term incentive compensation they are awarded is generally designed to be 15% of their targeted annual compensation. However, we have not paid any annual bonuses to our named executive officers since 2001 as we have not met the required pre-tax earnings margins. The long-term incentive compensation awarded to them is generally designed to be 70% of their targeted annual compensation.

Non-Equity Incentive Plan Awards

Annual Incentive Plan.  All of our employees, including the named executive officers, participate in the Annual Incentive Plan. The Annual Incentive Plan provides cash incentive payments if we meet monthly customer service and annual financial goals. Under the customer service component, awards of up to $100 per month are earned if we meet our customer satisfaction and dependability targets. The financial component of the Annual Incentive Plan provides for payments if American Airlines meets threshold, target or maximum pre-tax earnings margins described in the following table:

		Approximate
		Pre-Tax Earnings
	Pre-Tax	(Based on
Level	Earnings Margin	American Airlines’ 2010 Revenue)
Threshold	5%	$1.11 Billion
Target	10%	$2.22 Billion
Maximum	15%	$3.32 Billion

The actual dollar amount paid under the financial component of the Annual Incentive Plan is determined as a percentage of base salary. The percentage increases with higher levels of responsibility and higher pre-tax earnings margins. The percentages of base salary that each of our named executive officers was eligible to receive in 2010 (based upon our achievement of the threshold, target or maximum performance levels) are described in the following table:

Percentage of Base Salary
Name	Threshold	Target	Maximum
Arpey	92%	140%	200%
Goren	50%	75%	200%
Horton	75%	120%	200%
Garton	54%	108%	200%
Reding	54%	108%	200%
Kennedy	50%	75%	200%

Mr. Horton’s threshold and target amounts were increased from 54% to 75% and 108% to 120%, respectively, when he was promoted to President in July 2010. Mr. Garton participated in our Annual Incentive Plan until June 10, 2010 when he was named President of AMR Eagle.

We did not meet any of the Annual Incentive Plan’s pre-tax earnings margin thresholds in 2010 or in any year since 2000. We therefore have not paid any short-term incentive compensation under the plan’s financial component since March 2001.

AMR Eagle Annual Incentive Plan.  Mr. Garton participated in the AMR Eagle Annual Incentive Plan from June 11, 2010 until December 31, 2010. No other named executive officer participated in the AMR Eagle Annual Incentive Plan in 2010. The AMR Eagle Annual Incentive Plan provides cash incentive payments upon the achievement of pre-tax earnings targets at AMR Eagle. For Mr. Garton, the actual dollar amount paid under the AMR Eagle Annual Incentive Plan is capped at a maximum of 3% of base salary. AMR Eagle did not meet the pre-tax earnings targets, so no amounts were paid to him under the plan in 2010.

Equity Incentive Plan Awards

During its annual compensation review in May 2010, the Compensation Committee awarded performance shares, deferred shares and stock appreciation rights to our named executive officers as described below.

Performance Shares.  The performance shares awarded in 2010 under the 2010/2012 Performance Share Plan vest after a three-year measurement period. Vesting of the performance shares is also generally subject to the named executive officer’s continued employment with us through April 17, 2013. They may vest early in the events described in “Post-Employment Compensation” and “Change In Control.” Payment is subject to achievement of the performance criteria in the plan. The potential payment ranges from 0% to 175% of the shares originally granted based on our TSR as shown in the chart below. In the chart, “Rank” is our TSR ranking among the following airlines: AirTran Airways, Alaska Airlines, American Airlines, Continental Airlines, Delta Air Lines, JetBlue Airways, Southwest Airlines, United Airlines and US Airways. Under the heading “Percentage of Original Award” is the percentage of the performance shares initially granted to our named executive officers that will be paid to them based on our TSR ranking. In the event an airline ceases to trade on a national securities exchange at any point during the three year measurement period, under the plan that airline is excluded from the calculation of TSR rank, which is reflected in the chart below under the heading, “Number of Carriers in Comparator Group.”

	Percent of Original Award (Based on Rank)
	Rank
Number of Carriers in Comparator Group	1	2	3	4	5	6	7	8	9
9	175%	160%	140%	120%	100%	80%	60%	30%	0%
8	175%	160%	140%	120%	100%	80%	60%	0%
7	175%	160%	140%	120%	100%	80%	60%
6	175%	160%	140%	120%	100%	80%
5	175%	160%	140%	120%	100%
4	175%	160%	140%	120%
3	175%	160%	140%

Career Performance Shares.  In 2005, we entered into a career performance share agreement with Mr. Arpey. As required by that agreement, we granted Mr. Arpey 58,000 career performance shares in each of 2005, 2006, 2007, 2008 and 2009. We did not award him any career performance shares in 2010. Those shares vest and become payable in 2015, but they vest early in the events described in “Post-Employment Compensation” and “Change In Control.” At the time of vesting, the committee will determine whether to pay Mr. Arpey 0% to 175% of the shares originally granted to him based on the committee’s subjective evaluation of our performance during 2005 to 2015 in the following areas: (a) overall cash flow; (b) earnings; (c) the per share price of our common stock; (d) operating performance (including safety and other issues concerning regulatory compliance); (e) the rate of return achieved on our investments and/or equity; (f) measures of employee engagement and/or satisfaction; (g) the overall state of relations with our organized labor groups; (h) our balance sheet; (i) our overall relationships with our largest stockholders; and (j) revenues. The committee is not required to use any formula or other measure or assign any particular weighting to any objective. The committee can also consider any other factor that it considers important or appropriate.

Deferred Shares.  The deferred shares granted in 2010 to our named executive officers vest on May 19, 2013, generally subject to the named executive officer’s continued employment with us through that date. They may vest early in the events described in “Post-Employment Compensation” and “Change In Control.”

Stock Appreciation Rights.  The stock appreciation rights awarded in 2010 are exercisable for ten years from the date of grant and vest in 20% increments over five years. They may be exercisable earlier in the events described in “Post-Employment Compensation” and “Change In Control.” The exercise price of the stock appreciation rights is the fair market value of our common stock on the effective date of the grant. Upon the exercise of a stock appreciation right, we subtract the exercise price from the fair market value of one share of our common stock on the day the stock appreciation right is exercised. We multiply this amount by the number of stock appreciation rights exercised and issue to the employee the number of shares equal to that value.

Employment Agreement with Mr. Horton

To attract Mr. Horton to return to work for us, we entered into an employment agreement with him in March 2006. Under the agreement, Mr. Horton is entitled to an annual base salary of $600,000 (which is reviewed annually and may not be reduced after any increase), and an annual personal allowance of at least $27,000 per year. His annual target bonus is at least 108% of his salary. He is also eligible to participate in our benefit programs, including the Retirement Benefit Plan and the Non-Qualified Plan. The agreement grants Mr. Horton additional years of credited service under the Non-Qualified Plan described in “2010 Pension Benefits Table” below. It also provides post-employment and change in control benefits described in “Post-Employment Compensation” and “Change In Control.” The agreement expires in March 2012.

Assignment Agreement with Mr. Garton

On June 10, 2010, we entered into the Assignment Agreement with Mr. Garton to encourage him to serve as the President and Chief Executive Officer of AMR Eagle and lead efforts for its possible divestiture. Unless the Assignment Agreement is terminated, under the agreement he is entitled to total annual compensation substantially similar to his compensation prior to accepting his new position. If we divest AMR Eagle and Mr. Garton remains in his current or a comparable position with AMR Eagle, we will pay his pro-rated target bonus under the Annual Incentive Plan (if we meet the applicable performance criteria). If he is not 55 at the time of a divestiture, we will either place him on leave until he reaches age 55 (facilitating his retirement from American), or provide the economic equivalent of the retirement and welfare benefits that he would have received had his employment by American continued until he turned age 55. We will also provide the same rights in his outstanding equity awards as though he had remained employed by American. If we divest AMR Eagle by June 10, 2012 and Mr. Garton declines to remain with AMR Eagle, we will pay his annual base salary until he reaches age 55. Any outstanding equity awards would be pro-rated. If we have not divested AMR Eagle by June 10, 2012, or if it is divested and either (i) he is not offered a comparable position with AMR Eagle or (ii) he does not continue to work for American, Mr. Garton is also entitled to receive severance equal to two times his base salary and target annual bonus under the Annual Incentive Plan and COBRA coverage for 18 months.

Mr. Horton’s Promotion

In connection with Mr. Horton’s promotion to President in July 2010, the Compensation Committee approved an increase in his short-term incentive compensation threshold and target levels under the Annual Incentive Plan to 75% and 120% of base salary, respectively. The committee additionally awarded him 42,900 shares from the 2010/2012 Performance Share Plan, 34,950 deferred shares, and 50,100 stock appreciation rights.

Ms. Goren’s Promotion

In connection with Ms. Goren’s promotion to Chief Financial Officer in July 2010, the Compensation Committee approved a 10% increase in her annual base salary to $446,600. The committee additionally awarded her 14,500 shares from the 2010/2012 Performance Share Plan, 11,850 deferred shares and 17,000 stock appreciation rights.

Mr. Kennedy

In July 2010, the Compensation Committee approved a 7% increase in Mr. Kennedy’s base salary to $522,000. The committee additionally awarded him 14,500 shares from the 2010/2012 Performance Share Plan, 11,850 deferred shares and 17,000 stock appreciation rights.

2010 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock and stock option/stock appreciation right awards held on December 31, 2010 by each of our named executive officers. The table also includes, where applicable, the value of these awards based on the closing price of our common stock on December 31, 2010, which was $7.79. Each award listed in the “Number of Securities Underlying Unexercised Options Unexercisable” column with an expiration date prior to July 24, 2016 is a stock option with a tandem stock appreciation right. The other awards listed in this column are stock appreciation rights.

	Option/Stock Appreciation Awards				Stock Awards
								Equity Incentive
								Plan Awards:
						Market	Equity Incentive	Market or
	Number of	Number of			Number of	Value of	Plan Awards:	Payout Value of
	Securities	Securities			Shares or	Shares or	Number of	Unearned
	Underlying	Underlying			Units of	Units of	Unearned	Shares, Units
	Unexercised	Unexercised	Option		Stock That	Stock That	Shares, Units or	or Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Other Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Have Not Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
	60,000		36.18	07/23/2011	115,000[9]	895,850	308,000[15]	2,399,320
	84,000		26.71	02/27/2012	116,000[10]	903,640	258,000[16]	2,009,820
	100,000		24.47	04/02/2012	295,000[11]	2,298,050	290,000[17]	2,259,100
	103,200		8.88	07/26/2014	210,000[12]	1,635,900
Arpey	95,000		13.67	07/25/2015	99,540[14]	775,417
	60,000	15,000[2]	23.21	07/24/2016
	45,000	30,000[3]	28.59	07/23/2017
	114,400	171,600[5]	8.20	05/20/2018
	75,400	301,600[6]	4.53	07/20/2019
	0	301,000[7]	7.01	05/19/2020

	20,000		36.18	07/23/2011	30,750[9]	239,543	79,550[15]	619,695
	28,000		26.71	02/27/2012	25,550[10]	199,035	71,250[16]	555,038
	11,200		10.68	07/21/2013	64,800[11]	504,792
	16,500		8.88	07/26/2014	46,150[12]	359,509
Goren	14,000		13.67	07/25/2015	11,850[13]	92,312
	9,200	2,300[1]	26.70	03/29/2016	21,330[14]	166,161
	17,440	4,360[2]	23.21	07/24/2016
	11,880	7,920[3]	28.59	07/23/2017
	25,180	37,770[5]	8.20	05/20/2018
	16,610	66,440[6]	4.53	07/20/2019
	0	66,200[7]	7.01	05/19/2020
	0	17,000[8]	7.26	07/26/2020

	47,360	11,840[1]	26.70	03/29/2016	54,000[9]	420,660	139,700[15]	1,088,263
	30,800	7,700[2]	23.21	07/24/2016	44,850[10]	349,382	142,450[16]	1,109,686
Horton	20,880	13,920[3]	28.59	07/23/2017	113,800[11]	886,502
	44,220	66,330[5]	8.20	05/20/2018	81,100[12]	631,769
	29,170	116,680[6]	4.53	07/20/2019	34,950[13]	272,261
	0	116,300[7]	7.01	05/19/2020
	0	50,100[8]	7.26	07/26/2020

	60,000		36.18	07/23/2011	54,000[9]	420,660	139,700[15]	1,088,263
	84,000		26.71	02/27/2012	54,590[10]	425,256	99,550[16]	775,495
	16,800		10.68	07/21/2013	131,331[11]	1,023,068
Garton	30,000		8.88	07/26/2014	93,600[12]	729,144
	35,520		13.67	07/25/2015	99,540[14]	775,417
	30,800	7,700[2]	23.21	07/24/2016
	20,880	13,920[3]	28.59	07/23/2017
	44,220	66,330[5]	8.20	05/20/2018
	29,170	116,680[6]	4.53	07/20/2019
	0	116,300[7]	7.01	05/19/2020

	Option/Stock Appreciation Awards				Stock Awards
								Equity Incentive
								Plan Awards:
						Market	Equity Incentive	Market or
	Number of	Number of			Number of	Value of	Plan Awards:	Payout Value of
	Securities	Securities			Shares or	Shares or	Number of	Unearned
	Underlying	Underlying			Units of	Units of	Unearned	Shares, Units
	Unexercised	Unexercised	Option		Stock That	Stock That	Shares, Units or	or Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Other Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Have Not Vested	Vested
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)
	20,000		36.18	07/23/2011	54,000[9]	420,660	139,700[15]	1,088,263
	28,000		26.71	02/27/2012	44,850[10]	349,382	99,550[16]	775,495
	10,000		6.50	05/27/2013	113,800[11]	886,502
	12,800		10.68	07/21/2013	81,100[12]	631,769
	34,800		8.88	07/26/2014
	38,500		13.67	07/25/2015
Reding	17,440	4,360[2]	23.21	07/24/2016
	11,880	7,920[3]	28.59	07/23/2017
	9,000	6,000[4]	24.62	09/19/2017
	44,220	66,330[5]	8.20	05/20/2018
	29,170	116,680[6]	4.53	07/20/2019
	0	116,300[7]	7.01	05/19/2020

	20,000		36.18	07/23/2011	30,750[9]	239,543	79,550[15]	619,695
	28,000		26.71	02/27/2012	25,550[10]	199,035	71,250[16]	555,038
	6,000		3.26	01/27/2013	64,800[11]	504,792
	12,800		10.68	07/21/2013	46,150[12]	359,509
	34,800		8.88	07/26/2014	11,850[13]	92,312
	23,100		13.67	07/25/2015	42,660[14]	332,321
Kennedy	17,440	4,360[2]	23.21	07/24/2016
	11,880	7,920[3]	28.59	07/23/2017
	25,180	37,770[5]	8.20	05/20/2018
	16,610	66,440[6]	4.53	07/20/2019
	0	66,200[7]	7.01	05/19/2020
	0	17,000[8]	7.26	07/26/2020

(1)	Award became exercisable on March 29, 2011.

(2)	Award becomes exercisable on July 24, 2011.

(3)	Award becomes exercisable in two equal installments on July 23 of 2011 and 2012. The number of shares in each installment is: Mr. Arpey, 15,000; Ms. Goren, 3,960; Mr. Horton, 6,960; Mr. Garton, 6,960; Mr. Reding, 3,960; and Mr. Kennedy, 3,960.

(4)	Award becomes exercisable in two equal installments on September 19 of 2011 and 2012. The number of shares in each installment is 3,000.

(5)	Award becomes exercisable in three equal installments on May 20 of 2011, 2012 and 2013. The number of shares in each installment is: Mr. Arpey, 57,200; Ms. Goren, 12,590; Mr. Horton, 22,110; Mr. Garton, 22,110; Mr. Reding, 22,110; and Mr. Kennedy, 12,590.

(6)	Award becomes exercisable in four equal installments on July 20 of 2011, 2012, 2013 and 2014. The number of shares in each installment is: Mr. Arpey, 75,400; Ms. Goren, 16,610; Mr. Horton, 29,170; Mr. Garton, 29,170; Mr. Reding, 29,170; and Mr. Kennedy, 16,610.

(7)	Award becomes exercisable in five equal installments on May 19 of 2011, 2012, 2013, 2014 and 2015. The number of shares in each installment is: Mr. Arpey, 60,200; Ms. Goren, 13,240; Mr. Horton, 23,260, Mr. Garton, 23,260; Mr. Reding, 23,260; and Mr. Kennedy, 13,240.

(8)	Award becomes exercisable in five equal installments on July 26 of 2011, 2012, 2013, 2014 and 2015. The number of shares in each installment is: Ms. Goren, 3,400; Mr. Horton, 10,020; and Mr. Kennedy, 3,400.

(9)	These performance shares were granted under the 2008/2010 Performance Share Plan and vested on April 20, 2011. On this date, our named executive officers received 50% of the awards originally granted to them under the 2008/2010 Performance Share Plan.

(10)	These deferred shares vest on May 20, 2011, generally subject to the recipient’s continued employment through that date.

(11)	These deferred shares vest on July 20, 2012, generally subject to the recipient’s continued employment through that date.

(12)	These deferred shares vest on May 19, 2013, generally subject to the recipient’s continued employment through that date.

(13)	These deferred shares vest on July 26, 2013, generally subject to the recipient’s continued employment through that date.

(14)	These career equity shares will vest upon retirement after age 60, or upon a qualifying early retirement under the Retirement Benefit Plan, in each case generally subject to continued employment through that date. If the named executive officer retires earlier than age 60, there is a 3% reduction in the total number of shares that will vest for each year the officer’s retirement date precedes age 60.

(15)	These performance shares were granted under the 2009/2011 Performance Share Plan and will vest, if at all, on April 18, 2012. Vesting is subject to satisfaction of the applicable performance criteria and is generally subject to the recipient’s continued employment through that date. As required by the SEC’s disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved in 2012.

(16)	These performance shares were granted under the 2010/2012 Performance Share Plan and will vest, if at all, on April 17, 2013. Vesting is subject to the satisfaction of the applicable performance criteria and is generally subject to the recipient’s continued employment through that date. As required by the SEC’s disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved in 2013.

(17)	These career performance shares were granted to Mr. Arpey under his career performance share agreement and will vest, if at all, on July 25, 2015. Vesting is subject to the satisfaction of the applicable performance criteria and is generally subject to Mr. Arpey’s continued employment through that date. As required by the SEC’s disclosure rules, the career performance shares shown assumes that target levels of performance (100%) will be achieved in 2015.

2010 Option Exercises and Stock Vested Table

The following table summarizes exercises of stock options and stock appreciation rights, as well as stock awards that vested for the named executive officers in 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	On Exercise	On Exercise	On Vesting[1]	On Vesting[2]
Name	(#)	($)	(#)	($)
Arpey	0	0	43,750	322,338
Goren	0	0	11,650	86,781
Horton	0	0	20,500	152,685
Garton	0	0	23,700	174,733
Reding	0	0	20,500	151,873
Kennedy	0	0	11,650	86,781

(1)	The numbers shown are the number of shares that vested in April 2010 under the 2007/2009 Performance Share Plan and the number of deferred shares that vested in July 2010 under the 2007 deferred share agreements.

(2)	Amounts shown are the fair market value of our stock on the date of vesting, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Vesting” for the named executive officer.

Discussion Regarding 2010 Option Exercises and Stock Vested Table

The shares under the 2007/2009 Performance Share Plan referenced in the above table were delivered to the named executive officers on April 21, 2010. Under the terms of that plan, one-half of the payments to the named executive officers was to be based on our TSR during the 2007 — 2009 measurement period, and the other half was to be based on the Compensation Committee’s determination of achievement of the corporate objectives for the measurement period under the plan.

The corporate objectives under the 2007/2009 Performance Share Plan were: (a) keeping safety our top priority; (b) raising external capital, maintaining a minimum amount of cash and building a strong balance sheet; (c) meeting our pension funding obligations; (d) continuing to lower our non-fuel costs and implementing measures to conserve fuel; (e) improving customer service and dependability rankings; (f) continuously improving revenues and business results through employee collaboration and other means; (g) enhancing our image and customer loyalty; (h) continuing to successfully advocate on industry legislative and regulatory issues; (i) focusing on a positive work environment and promoting diversity; (j) promoting employee commitment to the employee standards of conduct and compliance with laws and regulations; and (k) meeting financial goals in order to return to and sustain profitability and create long-term shareholder value. In determining whether we met the corporate objectives, the Compensation Committee was not required to use any formula or other measure or assign any particular weighting to any objective. The committee could also consider any other factor that it considered important or appropriate.

In April 2010, the Compensation Committee determined that we had a sixth place TSR rank during the 2007 — 2009 measurement period. This resulted in a TSR payment percentage of 25% under the 2007/2009 Performance Share Plan. The committee also determined that the payment percentage based on the corporate objectives would have been well in excess of 25%. Because TSR is the only performance measure used to determine performance shares distributed to all of the other participants in that plan, with the consent of our named executive and other senior officers, the committee instead based the final distribution of performance shares entirely on TSR. As a result, on April 21, 2010, our named executive officers received 25% of the awards originally granted to them under the 2007/2009 Performance Share Plan.

2010 Pension Benefits Table

The following table summarizes the present value of the accumulated pension benefits of the named executive officers as of December 31, 2010.

		Number
		of Years
		of Credited		Present Value of	Payments During
		Service		Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)[1,2]	($)
Arpey	Retirement Benefit Plan	27.274		832,173	0
	Non-Qualified Plan	27.274		3,879,477	0

Goren	Retirement Benefit Plan	23.365		679,697	0
	Non-Qualified Plan	23.365		904,540	0

Horton	Retirement Benefit Plan	20	.655[3]	638,172	0
	Non-Qualified Plan	24	.555[3]	2,900,982	0

Garton	Retirement Benefit Plan	23.368		763,336	0
	Non-Qualified Plan	23.368		3,023,180	0

Reding	Retirement Benefit Plan	9	.912[4]	365,263	0
	Non-Qualified Plan	19	.824[4]	1,826,390	0

Kennedy	Retirement Benefit Plan	25.547		934,120	0
	Non-Qualified Plan	25.547		1,935,872	0

(1)	We have partially funded the benefits under the Non-Qualified Plan into a trust as described in “Non-Qualified Plan.” Assets in the trust are separate from our operating assets and become payable to the named executive officer only upon normal or early retirement. The amounts listed in this column for the Non-Qualified Plan reflect the present value of the total benefit payable under the Non-Qualified Plan to each of the named executive officers, without any reduction for amounts contributed to the trust.

(2)	Tax laws treat the contributions made to the trust under the Non-Qualified Plan as taxable income to the named executive officers, requiring them to pay applicable federal, state and local income taxes. We did not reduce the Non-Qualified Plan amounts shown in this column to reflect the contributions to the trust or the tax liabilities since we will not know the impact of the tax liabilities until normal or early retirement. We, therefore, do not consider such amounts as paid from the Non-Qualified Plan until that time. For 2010, the gross benefit amounts and the applicable tax liability were:

	Gross Benefit
	Amount	Tax Liability	Net Amount
Name	($)	($)	($)
Arpey	0	0	0
Goren	83,327	32,503	50,824
Horton	308,084	112,297	195,787
Garton	0	0	0
Reding	162,740	60,109	102,631
Kennedy	42,810	16,930	25,880

(3)	As of December 31, 2010, Mr. Horton had 20.655 years of credited service under the Retirement Benefit Plan and 24.555 years of credited service under the Non-Qualified Plan. Mr. Horton left our company in 2002 and rejoined us in 2006. Under the terms of the Retirement Benefit Plan and the Non-Qualified Plan, Mr. Horton’s prior credited service in each plan was reinstated when he rejoined us. In addition, under his employment agreement, Mr. Horton had earned an additional 3.9 years of age and service credit under the Non-Qualified Plan with an estimated value of $1,225,398.

(4)	As of December 31, 2010, Mr. Reding had 9.912 years of credited service under the Retirement Benefit Plan and 19.824 years of credited service under the Non-Qualified Plan. Under an agreement with Mr. Reding, he earns two years of credited service in the Non-Qualified Plan for each year of credited service earned in the Retirement Benefit Plan, up to a maximum of 10 years of additional service credit. As of December 31, 2010, Mr. Reding had earned 9.912 additional years of service credit under the Non-Qualified Plan with an estimated value of $1,173,538.

Discussion Regarding 2010 Pension Benefits Table

Retirement Benefit Plan

We provide the Retirement Benefit Plan to assist our named executive officers and most of our other salaried employees during their retirement. We have similar defined benefit plans for other American Airlines employees, including those employees covered by bargained labor agreements. Our Retirement Benefit Plan is only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of eligible service in one year prior to that date. To vest in the plan’s benefits, a participant must also: (a) complete at least five years of eligible service, (b) reach age 65, or (c) be permanently and totally disabled. After becoming a participant in the Retirement Benefit Plan, each participant earns one year of credited service for each plan year in which at least 1,900 hours of service are completed.

Normal retirement age under the plan is 65. However, participants with at least 10 years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who retire before age 60 with more than 10 but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. For the level income payment option, we reduce the monthly payments for the receipt of social security benefits.

The Retirement Benefit Plan complies with ERISA and qualifies for an exemption from federal income tax under the Internal Revenue Code. As a qualified plan, it is subject to various restrictions under the Internal Revenue Code and ERISA that limit the maximum annual benefit payable under the plan. The limit was $195,000 in 2010. The Internal Revenue Code also limits the maximum amount of annual compensation that we may take into account under the Retirement Benefit Plan. The limit was $245,000 in 2010. As described further in “Non-Qualified Plan,” we maintain the Non-Qualified Plan to address these limits on benefit payments to our named executive officers.

We determine the benefits payable to all participants (including the named executive officers) under the Retirement Benefit Plan and the Non-Qualified Plan using the four formulas described below. As required by the plans, we use the formula that provides the participant the greatest benefit. For purposes of the table above, we therefore assumed that Mr. Arpey, Ms. Goren, Mr. Horton, Mr. Garton and Mr. Kennedy will each receive benefits under the Retirement Benefit Plan pursuant to the “Final Average Retirement Benefit Formula,” and under the Non-Qualified Plan pursuant to the “Social Security Offset Formula.” For Mr. Reding, we assumed that he will receive benefits under the Retirement Benefit Plan pursuant to the “Career Average Benefit Formula,” and under the Non-Qualified Plan pursuant to the “Social Security Offset Formula.” Each formula is described below.

Final Average Retirement Benefit Formula.  Under this formula, a participant’s annual benefit at normal retirement will equal the product of (a) 1.667% of his or her final average compensation times (b) his or her years of credited service. Final average compensation is the average of the participant’s “pensionable pay” during the four highest paid consecutive years during the last ten years of employment. Pensionable pay includes regular pay, but excludes bonuses, expenses and equity-based compensation.

Career Average Benefit Formula.  A participant’s annual benefit at normal retirement under this formula will equal the sum of the following amounts, determined for each year the participant is a member of the Retirement Benefit Plan: (a) 1.25% times the participant’s pensionable pay (as described above) for each year up to $6,600 and (b) 2% times the participant’s pensionable pay for each such year over $6,600.

Social Security Offset Formula.  A participant’s annual benefit at normal retirement under this formula will equal the difference between (a) the product of (1) 2% of the participant’s final average compensation (as described above) times (2) the participant’s years of credited service, and (b) the product of (1) 1.5% of the participant’s estimated annual Social Security benefit times (2) the participant’s years of credited service, up to a maximum of 33.3 years of service.

Minimum Retirement Benefit Formula.  Under this formula, a participant’s annual benefit at normal retirement will equal the product of (a) 12, times (b) $23.50 for participants whose final average compensation (as described above) is less than $15,000, or $24.00 for participants whose final average compensation is at least $15,000, times (c) the number of years of the participant’s credited service.

Non-Qualified Plan

The Non-Qualified Plan provides retirement benefits to our named executive officers because their compensation exceeds the maximum recognizable compensation limit allowed under the Internal Revenue Code, which was $245,000 in 2010.

The eligibility requirements and the formulas used to calculate benefits under the Non-Qualified Plan are generally the same as those under the Retirement Benefit Plan. However, under the Non-Qualified Plan, benefit calculations for the named executive officers also include: (a) the average of the four highest short-term incentive payments made since 1985; (b) any additional years of credited service that may have been granted to the named executive officer; and (c) the average of the four highest performance return payments made since 1989. “Performance return payments” are dividend equivalent payments we made between 1989 and 1999 on outstanding career equity shares. They were calculated using: (w) the number of shares granted; (x) the grant price; (y) individual performance; and (z) a rolling three-year return on investment. Income received from long-term incentive compensation payments (such as stock option/stock appreciation right exercises, and performance share, deferred share and career performance share payments) are not used to calculate benefits in the Non-Qualified Plan. In addition, we granted additional years of credited service for Mr. Horton and Mr. Reding as reflected in the footnotes to the above 2010 Pension Benefits Table.

Benefits payable under the Non-Qualified Plan are periodically funded in a trust to give Non-Qualified Plan participants a certainty of payment of plan benefits that is comparable to the certainty eligible employees have under the Retirement Benefit Plan. It is our current policy not to fund the Non-Qualified Plan’s trust to any greater extent than the funded percentage of our least funded qualified defined benefit plan for non-officer employees. Payments to the trust for vested retirement benefits result in taxable income to the participants. As they are participants in the Non-Qualified Plan, the “2010 Pension Benefits Table” above reflects amounts the named executive officers accrued under the Non-Qualified Plan (whether or not funded under the trust). Benefits payable under the Non-Qualified Plan, including benefits from the trust, are payable in a lump sum.

Mr. Kennedy became eligible for early retirement under both the Retirement Benefit Plan and the Non-Qualified Plan in 2010, but as described above, his benefits would be reduced 3% for each year he retires before age 60. As of December 31, 2010, Mr. Reding was eligible for normal retirement under the plans, although he would not receive benefits under the plans until age 65.

Present Value Calculations

The values of accrued benefits under the Retirement Benefit Plan are determined using a 5.8% interest rate and the sex-distinct RP2000 Mortality Tables projected to 2006. The lump sums payable under the Non-Qualified Plan are calculated using the December 2010 segment rates and the unisex mortality table prescribed by the Internal Revenue Service in the Pension Protection Act of 2006. Retirement benefits for both plans are then discounted to December 31, 2010 using an interest only discount of 5.8%. At December 31, 2009, the same assumptions were used, except that the lump sums under the Non-Qualified Plan were calculated using December 2009 segment rates and the values of accrued benefits under both plans were calculated using a 6.1% interest rate. The present value is the amount today that, with fixed interest earned over time, will equal the employees’ accrued retirement benefit at retirement. The present values generally assume retirement at age 60, which is the age when unreduced benefits may be available. Under his employment agreement, however, Mr. Horton will be eligible to receive an unreduced Non-Qualified Plan benefit when he reaches age 56.

Post-Employment Compensation

This section describes the payments, benefits and perquisites we may provide to the named executive officers following termination of their employment. Except as otherwise stated below, these are in addition to the payments, benefits and perquisites that we generally provide to all of our salaried employees following termination of their employment.

Retirement.  We provide retirement benefits to our employees (including the named executive officers) who retire after they reach normal retirement age or meet the requirements for early retirement. As described in “Discussion Regarding 2010 Pension Benefits Table” above, Mr. Kennedy became eligible for early retirement under our pension plans in 2010, but his benefits would be reduced 3% for each year he retires before age 60. In 2010, Mr. Reding became eligible for normal retirement under our pension plans, but he would not receive benefits until age 65 because he did not have 10 years of retirement eligible service at that time. Mr. Reding met the 10-year service requirement in March 2011, however.

In addition, upon normal retirement at age 65 or early retirement at age 60 or 55, our long-term incentive plans generally require pro-rata payments of stock awards granted under those plans. Under those plans, Mr. Kennedy and Mr. Reding were eligible for stock awards due to retirement as of December 31, 2010. Since Mr. Arpey, Mr. Garton, Ms. Goren and Mr. Horton were not age 55 or older as of December 31, 2010, they were not eligible for any stock award payments as of that date due to retirement.

Upon retirement, we will also continue to provide to each named executive officer, his or her spouse or companion and any dependent children the air travel perquisite we provided to them during employment. Mr. Reding and Mr. Kennedy vested in this perquisite in 2010, and under a policy we discontinued for officers elected after 1996, we will provide this perquisite to Mr. Arpey, Mr. Garton and Mr. Horton upon retirement or any other termination of employment. In January 2011, however, we discontinued a policy that would have reimbursed some of them for taxes and fees associated with their air travel. The estimated aggregate incremental cost to us of providing the air travel perquisites to each of them is listed under their names in the table below under “Voluntary Separation.” In addition, we will provide lifetime Admirals Club® memberships to each named executive officer and his or her spouse or companion, at no incremental cost to us.

Voluntary Separation and Termination For Cause.  In the event that a named executive officer resigns or voluntarily terminates his or her employment (other than a normal or early retirement or as noted in “Termination By Executive For Good Reason”), or we terminate his or her employment for cause, under our equity plans the named executive officer will forfeit all outstanding stock-based awards. For these purposes, “for cause” means a felony conviction, failure to contest prosecution of a felony, or willful misconduct or dishonesty of a named executive officer that is directly and materially harmful to our business or reputation. In addition, we will discontinue his or her salary, perquisites and benefits. Assuming a separation of service as of December 31, 2010, we would also continue to provide Mr. Arpey, Mr. Garton, Mr. Horton, Mr. Kennedy and Mr. Reding the air travel perquisite we provided during their employment.

As described above under “Retirement,” if vested in the Retirement Benefit Plan and Non-Qualified Plan, he or she is also entitled to the benefits under these plans. Mr. Reding and Mr. Kennedy were eligible for benefits under these plans as of December 31, 2010.

Termination By Executive For Good Reason.  Under agreements with Mr. Arpey and Mr. Horton, we will provide benefits to them if they terminate their employment with us for good reason. Mr. Garton, Ms. Goren, Mr. Reding and Mr. Kennedy are not parties to any agreements with us that contemplate a termination for good reason by them.

If Mr. Arpey terminates his employment for good reason, under his career performance share agreement all of the career performance shares previously awarded to him would vest. Payment of the shares would be subject to a determination by the Compensation Committee that we met the performance criteria in the agreement. In that agreement, “good reason” includes: (a) a reduction in his salary (other than a reduction pursuant to a salary reduction program including other senior officers); (b) a significant reduction in his authority, duties or responsibilities; or (c) a material reduction in the benefits we provide him, in each case unless he consents.

Under Mr. Horton’s employment agreement, if he resigns for good reason, he would be entitled to receive: (a) his accrued base salary, vacation and short-term incentive bonus (if such bonus had been determined but not paid as of his employment termination date); and (b) two times his annual salary and target bonus. In addition, all of his outstanding stock options and stock appreciation rights and deferred and performance shares would vest and become free of all restrictions. However, the number of performance shares that he would receive, if any, would be subject to a determination by the Compensation Committee that we met the performance criteria under the applicable performance share plans. We would also pay for COBRA coverage for Mr. Horton and his dependents for the maximum period allowed (with an estimated cost of $1,919). In Mr. Horton’s employment agreement, “good reason” includes: (w) a diminution in his position, authority, duties or responsibilities; (x) failure to comply with his employment agreement; (y) a requirement that he work primarily outside Dallas/Fort Worth, Texas; or (z) a failure of any successor of ours to assume his employment agreement, in each case unless he consents.

Involuntary Termination Other Than For Cause.  Under our current practices and policies for all salaried U.S.-based employees, if we terminate a named executive officer’s employment other than for cause, he or she would receive up to one year’s annual salary (based on the officer’s years of service with us). Under Mr. Horton’s employment agreement, if Mr. Horton were terminated other than for cause, he would be entitled to receive the same benefits as if he had resigned for good reason as described above in “Termination By Executive For Good Reason.” For a period of two years after termination, we would also continue to provide the air travel perquisite we provided during their employment.

In addition, under our long-term incentive plans, performance shares and deferred shares would vest on a pro-rata basis as if the named executive officer had instead retired on the date of termination. The named executive officer would immediately forfeit all unvested stock options and stock appreciation rights and would have ninety days to exercise vested stock options and stock appreciation rights. Career equity awards previously awarded would immediately vest (at a rate of 10% per year for each year of service following the date of grant), and would become payable following the separation. All of Mr. Arpey’s career performance shares would vest and be paid, subject to a determination by the Compensation Committee that we met the performance criteria.

Termination Due to Death or Disability.  According to the terms of our long-term incentive plans, upon the death or disability of a named executive officer, all of his or her outstanding performance shares and deferred shares would vest on a pro-rata basis. Their stock options and stock appreciation rights would continue to be exercisable. All of Mr. Arpey’s career performance shares would vest and be paid, subject to a determination by the Compensation Committee that we met the performance criteria. All outstanding career equity awards would vest at a rate of 20% per year for each year of service following the date of grant and would become payable. In the event of death, his or her unvested stock options and stock appreciation rights would immediately vest, and we would continue to provide to his or her surviving spouse and dependent children the air travel perquisite we provided during employment.

The following table quantifies the severance payments, long-term incentives and air travel perquisite each named executive officer would have received had there been a termination of his or her employment on December 31, 2010 in the situations described above. As of December 31, 2010, Mr. Kennedy was eligible for early retirement. Mr. Reding was eligible for normal retirement, although he would not receive benefits under the Retirement Benefit Plan and the Non-Qualified Plan until age 65. None of the other named executive officers was eligible for retirement as of that date. For further details regarding payments to our named executive officers upon a change in control, please see “Change In Control.” In calculating the amounts in the table, we used a stock price of $7.79 per share, which was the closing price of our common stock on December 31, 2010.

							Termination
			Voluntary	Good			Other Than
		Retirement	Separation	Reason[3]	Death	Disability	For Cause
Name	Benefit	($)	($)	($)	($)	($)	($)
	Cash Severance	-	-	-	-	-	669,646
	Long Term Incentives	-	0	2,259,100 [4]	8,825,848	7,607,852	7,607,852
Arpey	Pension[1]	-	4,711,649	4,711,649	4,711,649	4,711,649	4,711,649
	Air Travel[2]	-	2,047	2,047	2,047	2,047	2,047
	Total	0	4,713,696	6,972,796	13,539,544	12,321,548	12,991,194

	Cash Severance	-	-	-	-	-	446,599
	Long Term Incentives	-	0	-	1,566,420	1,289,180	1,289,180
Goren	Pension[1]	-	1,584,236	-	1,584,236	1,584,236	1,584,236
	Air Travel[2]	-	1,605	-	2,156	2,156	2,156
	Total	0	1,585,842	0	3,152,812	2,875,572	3,322,171

	Cash Severance	-	-	2,719,794	-	-	2,719,794
	Long Term Incentives	-	0	4,376,986	2,515,128	2,017,484	4,376,986
Horton	Pension[1]	-	3,539,154	3,539,154	3,539,154	3,539,154	3,539,154
	Air Travel[2]	-	2,124	2,124	2,124	2,124	2,124
	Total	0	3,541,278	10,638,058	6,056,406	5,558,762	10,638,058

	Cash Severance	-	-	-	-	-	530,479
	Long Term Incentives	-	0	-	3,309,143	2,838,052	2,838,052
Garton	Pension[1]	-	3,786,516	-	3,786,516	3,786,516	3,786,516
	Air Travel[2]	-	2,010	-	2,010	2,010	2,010
	Total	0	3,788,526	0	7,097,669	6,626,579	7,157,058

	Cash Severance	-	-	-	-	-	408,061
	Long Term Incentives	2,130,231	0	-	2,510,608	2,039,517	2,039,517
Reding	Pension[1]	2,191,653	2,191,653	-	2,191,653	2,191,653	2,191,653
	Air Travel[2]	1,734	1,734	-	1,734	1,734	1,734
	Total	4,323,618	2,193,387	0	4,703,995	4,232,904	4,640,965

	Cash Severance	-	-	-	-	-	522,000
	Long Term Incentives	1,412,139	0	-	1,732,581	1,455,341	1,455,341
Kennedy	Pension[1]	3,468,244	2,869,992	-	2,869,992	2,869,992	2,869,992
	Air Travel[2]	1,948	1,948	-	1,948	1,948	1,948
	Total	4,882,331	2,871,940	0	4,604,521	4,327,281	4,849,281

(1)	The amounts for each named executive officer are also reported in the “2010 Pension Benefits Table” above, and are paid at retirement age.

(2)	These amounts are based on figures that include the estimated average aggregate incremental cost to us of providing the air travel perquisite described above to our named executive officers generally in 2010. For each named executive officer, we estimated these costs by using the average of the estimated annual incremental cost to us of providing their air travel for the number of years of the named executive officer’s projected life expectancy (according to the mortality tables we used to determine the present value of his or her retirement benefits in the “2010 Pension Benefits Table”).

(3)	We have not entered into any agreements with Mr. Garton, Ms. Goren, Mr. Kennedy and Mr. Reding that contemplate a termination for good reason, so no amounts are shown for them in this column. Each would have been entitled to receive the amounts shown in the “Voluntary Separation” column had they terminated their employment with us for any reason on December 31, 2010.

(4)	This amount represents career performance shares that were previously granted to Mr. Arpey under his career performance share agreement. The amount shown is calculated based on achieving target levels of performance (100%).

Change In Control

As described above, if there is a change in control of the Company, the named executive officers are entitled to benefits under our long-term incentive plans, the Non-Qualified Plan and our executive termination benefit agreements.

Under these plans and agreements, a change in control of the Company is deemed to occur if: (a) over a 12-month period, a third party or group acquires beneficial ownership of 30% or more of our common stock, or the members of our Board of Directors (or their approved successors) no longer constitute a majority of the board; or (b) our stockholders approve a complete liquidation or dissolution of the Company. Also, a reorganization, merger or consolidation, or a sale or other disposition of all our assets, is considered a change in control unless (x) our stockholders prior to the transaction hold at least 50% of the voting securities of the successor company, (y) no one person owns more than 30% of the successor company, and (z) the members of the Board of Directors prior to the transaction constitute at least a majority of the board of the successor company. The event must also meet the change in control requirements of Section 409A of the Internal Revenue Code.

Under the terms of our long-term incentive plans and agreements, following a change in control all outstanding stock options and stock appreciation rights become immediately exercisable, all outstanding career equity and deferred shares vest, and all performance shares vest and will be paid at target levels (or 100%) of the original award. The career performance shares granted to Mr. Arpey will also vest and will be paid, subject to a determination by the Compensation Committee that we met the performance criteria in that agreement. Each named executive officer will also receive a payment under the Non-Qualified Plan equal to the present value of the accrued annual retirement benefit to be paid to him or her under that plan.

As described under “Compensation Discussion and Analysis – Post-Employment and Change in Control Benefits,” our executive termination benefit agreements have a double trigger. Termination benefits under those agreements are therefore payable to a named executive officer in the event of a change of control only if: (a) within two years following a change in control, we (or a successor) terminate the named executive officer’s employment for any reason (other than his or her death, disability, felony conviction or willful misconduct or dishonesty that materially harms our business or reputation); (b) within two years following a change in control, the named executive officer terminates his or her employment for good reason; (c) the named executive officer terminates his or her employment for any reason during the thirty days following the first anniversary of the change in control; or (d) the named executive officer’s employment is terminated following the commencement of change in control discussions and the change of control occurs within 180 days after the termination. For Ms. Goren, since she was first elected a senior vice president after 2006, she is only entitled to the termination benefits described above if her employment is terminated under clause (a), (b) or (d). For purposes of these agreements, “good reason” includes any of the following after the change in control: (u) failure to maintain the executive in a substantially equivalent position; (v) a significant adverse change in the nature or scope of his or her position; (w) a reduction in his or her salary or incentive compensation target, or a reduction of his or her benefits; (x) a change in the executive’s employment circumstances, such as a change in responsibilities that hinder the executive’s ability to perform his or her duties; (y) the successor company breaches the agreement or does not assume our obligations under it; or (z) we relocate our headquarters or require the executive to relocate more than 50 miles from its current location.

Under the executive termination benefit agreements, if there is a change in control and termination of his or her employment in the situations described above, the named executive officer would be entitled to the following additional benefits:

•	We would pay a cash payment of three times (or two times in the case of Ms. Goren and Mr. Horton) the sum of his or her annual base salary and the target annual award paid under our incentive compensation plan (or the largest incentive award paid under that plan during the prior three years, if greater)

•	For three years following the termination of employment (or two years for Ms. Goren), we would provide all perquisites and benefits provided to him or her prior to the change in control, including health and welfare, insurance and other perquisites and benefits described above

•	We would provide a one-time reimbursement for relocation expenses and outplacement services

•	We would provide the named executive officer, his or her spouse or companion and any dependent children unlimited personal air travel on American Airlines or American Eagle Airlines in any available class of service until age 55. At age 55, we would provide the air travel perquisite we provided during their employment.

•	Except for Ms. Goren, we would reimburse the named executive officer for any excise taxes payable under Sections 280G and 4999 of the Internal Revenue Code as a result and any federal income, employment or excise taxes payable on the excise tax reimbursement

•	We would treat the named executive officer as fully vested in his or her currently accrued benefits under the Retirement Benefit Plan and the Non-Qualified Plan. We would calculate benefits under the plans as though his or her compensation rate equaled the sum of his or her base pay and incentive pay and credit the executive with three additional years of service

•	We would pay the named executive officer’s legal fees if there was a disagreement related to the agreement, and we would establish a trust to assure payment

The following table lists the estimated payments and values that would have been due to each named executive officer had a change in control occurred on December 31, 2010 and the named executive officer’s employment was terminated on that date.

		Value of	Value of
		Stock	Vesting of	Value of		Outplacement,		Gross-up
		Option/Stock	Non-	Vesting of	Value of	Relocation and		Payment	Total
		Appreciation	Performance-	Performance-	Additional	Continuing		for 280G	Change in
	Cash	Rights	Based Stock	Based Stock	Pension	Perquisites and	Air	Excise	Control
	Severance	Vesting	Awards	Awards	Benefits	Benefits	Travel	Taxes	Benefits
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Arpey	4,821,453	1,217,996	5,613,007	6,668,240	5,003,520	468,381	0	6,320,197	30,112,794
Goren	1,563,097	277,240	1,321,807	733,039	2,440,132	365,866	623	0	6,701,804
Horton	2,637,692	497,644	2,139,913	1,422,454	4,907,861	437,895	0	3,850,457	15,893,916
Garton	2,353,796	471,091	2,952,885	1,863,758	1,848,416	425,005	0	2,327,486	12,242,437
Reding	3,310,186	471,091	1,867,653	1,863,758	2,816,471	377,462	0	2,699,317	13,405,938
Kennedy	2,740,500	277,240	1,487,968	733,039	2,629,297	422,827	0	2,533,662	10,824,533

In the above table, we based the stock values on a price of $7.79 per share, which was the closing price of our common stock on December 31, 2010. The value of the additional pension benefits estimated in the table was determined using the same actuarial assumptions and mortality tables used to determine the present value of retirement benefits shown in the “2010 Pension Benefits Table.” These figures assume all payments are made at the time provided under Section 409A of the Internal Revenue Code. For the air travel perquisite, since Mr. Arpey, Mr. Garton, Mr. Horton, Mr. Kennedy and Mr. Reding vested in this perquisite as of December 31, 2010 (regardless of whether a change in control has occurred), the aggregate incremental cost of this perquisite for them is reflected in the table in “Post-Employment Compensation” above. Since Ms. Goren is not entitled to the air travel perquisite until she turns 55, this table includes the estimate of the aggregate incremental cost to us for the air travel perquisite she would receive under the agreement until her 55th birthday. We estimated the costs by using the average of the estimated annual incremental cost to us of providing this air travel perquisite to the named executive officers in 2010 for the number of years until Ms. Goren’s 55th birthday.

DIRECTOR COMPENSATION

Our Nominating/Corporate Governance Committee reviews annually the overall compensation of the directors in consultation with the Board and with the assistance of our management. In doing so, the committee has the authority to retain a compensation consultant, although no consultant was engaged to determine or recommend director compensation for 2010. The Board approves any changes to director compensation. There were no changes to our director compensation program in 2010.

The following is a description of our director compensation program in 2010. Mr. Arpey does not receive any compensation as a director or as Chairman because we compensate him as an employee. We describe Mr. Arpey’s compensation in the “Executive Compensation — Fiscal Year 2008, 2009 and 2010 Summary Compensation Table” and accompanying text and “Compensation Discussion and Analysis” above. The following narrative and tables includes the compensation in 2010 of Mr. Gupta, who resigned from the Board in March 2011.

Elements of Director Compensation

Retainers/Fees

For 2010, the compensation for our non-employee directors included:

•	An annual retainer of $20,000 for service on the Board

•	An additional annual retainer of $3,000 for service as Lead Director or for service on one or more of the Board’s standing committees

•	$1,000 for participating in a regular or special Board or committee meeting. The maximum payment for meeting participation is $1,000 per day

Annual Grants of Deferred Units

Under the terms of the 2004 Directors Unit Incentive Plan, each non-employee director received an annual award of 2,610 deferred units in July 2010. We will pay the deferred units to them in cash after they cease to be a member of the Board. The payment is equal to the number of deferred units held by the director, multiplied by the average of the highest and lowest quoted selling prices of our common stock on the date the director leaves the Board.

As described below under “Pension and Other Retirement Benefits,” non-employee directors elected after May 15, 1996 are not eligible to participate in our director pension plan. We instead provide them an additional annual grant of 710 deferred units. These deferred units are paid on the same terms as the annual deferred units described above. Since they were elected after May 15,

1996, Mr. Bachmann, Mr. Gupta, Mr. Ibargüen, Mr. Miles, Mr. Purcell, Mr. Robinson, Dr. Rodin, Mr. Rose and Mr. Staubach were each granted an additional 710 deferred units in July 2010.

Other Compensation

As is common in the airline industry, each non-employee director and his or her spouse or companion and dependent children also received unlimited complimentary personal air travel on American Airlines and American Eagle Airlines in any available class of service, and we reimbursed them for any related taxes. We provided membership in our Admirals Club® airport lounges and all of the benefits and privileges American Airlines gives to its best frequent flyers, including class of service upgrade credits, travel assistance, and fee waivers. We also reimbursed them for their expenses incurred in attending our meetings. We provided other perquisites and personal benefits, which are described in footnote 5 to the “Director Compensation Table For Fiscal Year 2010” below.

Pension and Other Retirement Benefits

Each non-employee director elected to the Board before May 15, 1996 and who serves on the Board until age 62 is entitled to a pension benefit of $20,000 per year. The benefit is paid until the death of the director and the director’s spouse. Upon retirement, Mr. Boren, Mr. Codina and Mrs. Korologos will receive this benefit. We will also continue to provide the Admirals Club® membership, frequent flyer benefits, complimentary air travel and tax reimbursements described above following the non-employee director’s retirement. For each non-employee director who has served on the Board for at least ten years and retires at or following age 70, we continue to provide the complimentary air travel until the death of the director and his or her spouse. For directors who either do not serve until age 70 or do not serve for at least ten years, we continue to provide the complimentary air travel for the number of years the director served on the Board.

Stock Ownership Guidelines

Effective March 2011, the Board adopted stock ownership guidelines for our directors. The guidelines were adopted in lieu of stock retention requirements. Subject to transition periods and other provisions, the guidelines generally require that each director beneficially hold shares of our stock (including deferred and restricted stock and their equivalents) with a value equal to at least six times his or her current annual cash retainer. All of the directors were in compliance with the guidelines as of April 21, 2011.

Director Compensation Table For Fiscal Year 2010

The following table contains information regarding compensation paid to our non-employee directors in 2010.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash[1]	Awards[2]	Awards[3]	Compensation	Earnings[4]	Compensation[5]	Total
Name	($)	($)	($)	($)	($)	($)	($)
John W. Bachmann	39,000	24,103	0	0		17,557	80,660
David L. Boren	39,000	18,949	0	0	16,300	3,078	77,327
Armando M. Codina	37,000	18,949	0	0	13,338	5,433	74,720
Rajat K. Gupta	38,000	24,103	0	0		8,827	70,930
Alberto Ibargüen	39,000	24,103	0	0		12,115	75,218
Ann M. Korologos	39,000	18,949	0	0	14,485	8,521	80,955
Michael A. Miles	39,000	24,103	0	0		5,223	68,326
Philip J. Purcell	39,000	24,103	0	0		5,272	68,375
Ray M. Robinson	39,000	24,103	0	0		9,630	72,733
Judith Rodin	37,000	24,103	0	0		15,078	76,181
Matthew K. Rose	39,000	24,103	0	0		24,575	87,678
Roger T. Staubach	37,000	24,103	0	0		8,349	69,452

(1)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2010 for service as a director, including annual retainer, committee, meeting and Lead Director fees. Mr. Bachmann, Mr. Codina, Mr. Ibargüen, Mr. Gupta and Dr. Rodin deferred the payment of their 2010 retainers and fees until they depart from the Board. For Mr. Bachmann, Mr. Codina, Mr. Gupta and Mr. Ibargüen, their deferred fees and retainers are converted into deferred units based on our stock price. The number of deferred units is determined by dividing the amount of the fees and retainers earned in a month by the average of the highest and lowest quoted selling price of our common stock during that month. After the director ceases to be a member of the Board, we will pay the deferred units in cash in an amount equal to the number of deferred units held by the director, multiplied by the average of the highest and lowest quoted selling prices of our common stock during the month preceding the month in which the director ceases to be a member of our Board. For Dr. Rodin, her 2010 fees and retainers accrue interest at a rate equal to the prime rate in effect, from time to time, at J.P. Morgan Chase National Bank, N.A.

(2)	The amounts shown were not actually paid to the directors. As required by SEC rules, the amounts instead represent the aggregate grant date fair value of deferred units we granted to the directors in 2010 under the 2004 Directors Unit Incentive Plan. These values were determined in accordance with FASB ASC Topic 718. See note 9 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010 for the assumptions made in determining the aggregate grant date fair value of these awards.

The chart below reflects the aggregate number of outstanding stock-based compensation awards each director held as of December 31, 2010.

	1994 Directors Stock	2004 Directors Unit	Directors Fees
	Incentive Plan Shares	Incentive Plan Units	Deferred Units
Name	(#)	(#)	(#)
Bachmann	4,266	22,053	34,535
Boren	12,322	17,082	22,437
Codina	12,322	17,082	40,001
Gupta	0	9,960	15,353
Ibargüen	0	9,960	16,089
Korologos	13,270	17,082	22,113
Miles	6,399	22,053	22,865
Purcell	8,532	22,053	29,433
Robinson	0	16,600	12,397
Rodin	12,798	22,053	13,692
Rose	0	19,920	17,918
Staubach	4,266	22,053	29,009

(3)	Prior to 2006, we granted directors stock appreciation rights under the 1999 Directors’ Stock Appreciation Rights Plan. As of December 31, 2010, the aggregate number of outstanding stock appreciation rights each director held was as follows: Mr. Bachmann (3,555), Mr. Boren (1,185), Mr. Codina (4,740), Mr. Gupta (0), Mr. Ibargüen (0), Mrs. Korologos (4,740), Mr. Miles (4,740), Mr. Purcell (4,740), Mr. Robinson (0), Dr. Rodin (4,740), Mr. Rose (0) and Mr. Staubach (3,355). We did not grant stock appreciation rights to any directors in 2010.

(4)	Since Mr. Boren, Mr. Codina and Mrs. Korologos were elected prior to May 15, 1996, each is entitled to receive a pension benefit of $20,000 per year from the date of retirement until the later of the death of the director or his or her spouse. The present value of their accumulated retirement benefits increased from December 31, 2009 to December 31, 2010 due to a change in the discount rate used to calculate our liability and the passage of time. As described in note 10 to the consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2010, the discount rate decreased from 6.1% at December 31, 2009 to 5.8% at December 31, 2010.

(5)	Amounts shown include: (a) the estimated aggregate incremental cost to us of the complimentary personal air travel on American Airlines and American Eagle Airlines that we provided to the directors and their respective family members in 2010; and (b) the dollar value of insurance premiums we paid in 2010 for a $50,000 life insurance policy for the benefit of each director. The amounts also include tax reimbursements that we paid to our directors in 2010 for the complimentary air travel we provided them in 2009. We paid the following tax reimbursements in 2010: Mr. Bachmann ($15,630), Mr. Boren ($2,041), Mr. Codina ($4,973), Mr. Gupta ($8,118), Mr. Ibargüen ($11,016), Mrs. Korologos ($7,287), Mr. Miles ($4,546), Mr. Purcell ($4,627), Mr. Robinson ($8,752), Dr. Rodin ($13,529), Mr. Rose ($23,653) and Mr. Staubach ($7,400). We also provided to some of our non-employee directors access to events or venues sponsored by us, at no incremental cost to us.

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists (as of April 20, 2011) the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers and our directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, and except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to the shares opposite such person’s name, and none of the individuals below has pledged any shares of our common stock. The address for each individual listed below is c/o P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, TX 75261-9616.

	AMR Corporation
	Common Stock[1,2]	Percent of Class
Name	(#)	(%)

Gerard J. Arpey	1,275,606	*
John W. Bachmann	6,500	*
David L. Boren	400	*
Armando M. Codina	1,000	*
Alberto Ibargüen	9,000	*
Ann M. Korologos	7,800	*
Michael A. Miles	15,000	*
Philip J. Purcell	10,000	*
Ray M. Robinson	3,000	*
Judith Rodin	1,000	*
Matthew K. Rose	1,000	*
Roger T. Staubach	5,000	*
Isabella D. Goren	275,870	*
Thomas W. Horton	369,111	*
Daniel P. Garton	471,703	*
Robert W. Reding	486,887	*
Gary F. Kennedy	269,806	*
Directors and executive officers as a group	3,208,683	*

*	Less than 1%

(1)	This column includes the following shares of common stock that are scheduled to vest on May 20, 2011 and that may be acquired under stock options and stock appreciation rights that are exercisable before June 20, 2011: 970,400 shares for Mr. Arpey; 223,690 shares for Ms. Goren; 274,490 shares for Mr. Horton; 451,450 shares for Mr. Garton; 346,030 shares for Mr. Reding; and 247,190 shares for Mr. Kennedy.

(2)	See “Executive Compensation – 2010 Outstanding Equity Awards At Fiscal Year-End Table” for other outstanding equity awards held by our named executive officers that are not included in this table.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

The following table presents information known to us about the beneficial ownership of our common stock as of April 1, 2011, by all persons and entities that beneficially own more than 5% of our outstanding common stock based on reports they filed with the SEC. The percentage is based upon the shares of our common stock beneficially owned by each such entity according to those reports and the shares of our common stock outstanding on April 1, 2011.

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner	(#)	(%)
BlackRock, Inc.	18,144,196[1]	5.4%
40 East 52nd Street
New York, New York 10022
Capital Research Global Investors	31,319,699[2]	9.4%
333 South Hope Street
Los Angeles, California 90071
Capital World Investors	28,117,172[3]	8.4%
333 South Hope Street
Los Angeles, California 90071
PRIMECAP Management Company	41,680,663[4]	12.5%
225 South Lake Avenue #400
Pasadena, California 91101

(1)	Based on a Schedule 13G filed February 3, 2011, Blackrock, Inc. reported that it beneficially owned and had sole voting and dispositive power over 18,144,196 shares of our common stock and shared dispositive power over none of such shares.

(2)	Based on Amendment No. 1 to Schedule 13G filed February 11, 2011, Capital Research Global Investors, a division of Capital Research and Management Company, reported that it beneficially owned and had sole voting and dispositive power over 31,319,699 shares of our common stock and shared dispositive power over none of such shares. The reported shares include shares of our common stock beneficially owned by The Growth Fund of America, Inc. and reported on a Schedule 13G filed February 14, 2011.

(3)	Based on Amendment No. 1 to Schedule 13G filed February 14, 2011, Capital World Investors, a division of Capital Research and Management Company, reported that it beneficially owned and had sole dispositive power over 28,117,172 shares of our common stock, sole voting power over 25,400,000 of such shares, and shared voting and shared dispositive power over none of such shares. The reported shares include shares of our common stock beneficially owned by The Growth Fund of America, Inc. and reported on a Schedule 13G filed February 14, 2011.

(4)	Based on Amendment No. 21 to Schedule 13G filed February 14, 2011, PRIMECAP Management Company reported that it beneficially owned and had sole dispositive power over 41,680,663 shares of our common stock, sole voting power over 12,040,943 of such shares, and shared voting and shared dispositive power over none of such shares.

PROPOSAL 2—RATIFICATION OF AUDITORS

Our Audit Committee has selected Ernst & Young to serve as our independent auditors for the year ending December 31, 2011. We request that the stockholders ratify the Audit Committee’s selection. Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement (if they desire) and will be available to answer appropriate questions.

Vote Required for Ratification

A majority of votes cast is necessary to ratify the Audit Committee’s selection of the independent auditors. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are offering our stockholders the opportunity to cast an advisory vote (the “say on pay” vote) on the Company’s executive compensation program for our named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement. Although this advisory vote is nonbinding, we value the opinion of our stockholders and we will consider the outcome of the vote when making future compensation decisions.

As discussed in the Compensation Discussion and Analysis section, we believe our compensation program supports our business strategy, links pay with performance, promotes long-term growth and aligns our executives’ decisions with the long-term interests of our stockholders. Consistent with that approach:

•	an average of 70% of the total potential pay we awarded our named executive officers in 2010 was in the form of long-term stock-based compensation

•	Due to the financial and economic difficulties facing us and the airline industry in general:

•	none of the named executive officers received a base salary increase in 2010, other than those described in the Compensation Discussion and Analysis

•	we did not make any payments in 2010 under the financial component of our Annual Incentive Plan because we did not meet its pre-tax earnings threshold

•	For the ten years 2000 through 2009, the total realized compensation of the named executive officers was less than 60% of the total targeted compensation awarded to them during this period.

Stockholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure to understand our approach to compensating our named executive officers.

For the reasons provided above, we recommend that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4—VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, stockholders have the opportunity to cast an advisory vote on the frequency of the advisory vote on executive compensation. Stockholders can vote for holding an advisory vote on executive compensation every year, every two years or every three years. Although this advisory vote on frequency is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency with which they will ask our stockholders for advisory votes on executive compensation.

Please indicate your preference as to whether the advisory vote on executive compensation should be held every year, every two years or every three years. You may abstain from voting on this proposal.

After careful consideration, the Board believes that holding an advisory vote on executive compensation every year is the best approach to ensure our stockholders have a regular opportunity to convey their opinions to the Compensation Committee and the Board of Directors.

Please note that the proxy card will provide stockholders with the opportunity to indicate their preference by voting among four options (holding the vote every year, every two years, every three years or abstaining from the vote) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” HOLDING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL 5—STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who owns 1,000 shares of our common stock, has given notice that she will propose the following resolution at the annual meeting. Her proposed resolution and statement in support are set forth below. A majority of votes cast is necessary for approval of the proposal. The Board of Directors recommends a vote against the proposal for the reasons stated following the proposal.

RESOLVED:  That the stockholders of AMR, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS:  Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

Last year the owners of 51,440,336 shares, representing approximately 21.25% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

Like most large public companies, we do not elect directors using cumulative voting. The Board believes that cumulative voting could enable groups of stockholders with less than a majority of our outstanding shares to elect directors who would represent special interests rather than the best interests of all stockholders. The Board also believes that cumulative voting could give special-interest stockholder groups a voice in director elections disproportionate to their economic investment. No director should represent or favor the interests of any one stockholder or a limited group of stockholders. Instead, every director should represent the stockholders as a whole.

The Board also believes that cumulative voting is unnecessary in light of our strong corporate governance practices and philosophy. For example, ten of our eleven directors are independent, non-management directors. Also, the Board’s Nominating/Corporate Governance Committee, which is responsible for identifying and recommending our director nominees, consists solely of independent, non-management directors. This ensures that the Board will continue to exercise independent business judgment and remain accountable to all of our stockholders, rather than to a particular special-interest stockholder group. Further, our present system of electing directors, where each share of common stock has one vote for each Board seat, minimizes the risks of Board divisiveness, which can impair the ability of the Board to operate effectively.

The Board of Directors therefore believes that changing our director election system would not be in the best interests of all stockholders.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

OTHER MATTERS

If any other matters properly come before or are voted on at the annual meeting (or any adjournment or postponement of the meeting), the proxies identified in this proxy statement will use their discretion to vote in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file statements of beneficial ownership and changes in beneficial ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of these statements. Based on our review of these statements and written representations that no other statements were required, we believe that our directors and executive officers complied with all these requirements during 2010, except for one transaction by Mr. Reding on September 20, 2010. That transaction was disclosed on a Form 5 filed with the SEC on February 14, 2011. Based upon our review of their filings on Schedule 13G, we believe that the beneficial owners of more than 10 percent of our common stock are not required to file reports pursuant to Section 16(a) of the Exchange Act.

OTHER INFORMATION

From time to time, stockholders submit proposals that may be proper subjects for inclusion in the Company’s proxy statement and for consideration at the annual meeting. Any stockholder proposals for inclusion in our 2012 proxy statement must be received by our Corporate Secretary at the address provided below no later than December 24, 2011. All stockholders submitting proposals must meet the stockholder eligibility requirements of Rule 14a-8 (available on the SEC website). Please direct any such proposal, as well as any related questions, to our Corporate Secretary at the address below.

Our bylaws provide that any stockholder wishing to nominate a director at or bring any other item before an annual meeting (other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8) must provide timely and compliant written notice. To be timely for the 2012 annual meeting, a notice must be delivered to our Corporate Secretary at the address below, but not before January 19, 2012 or after February 18, 2012. However, if the 2012 annual meeting is advanced by more than 30 days or delayed more than 60 days from May 18, 2012, then our bylaws provide a different deadline for the notice. The notice must include additional information specified in our bylaws. We recommend that any stockholder wishing to nominate a director at or bring any other item before an annual meeting review a copy of our bylaws, which are available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

The Nominating/Corporate Governance Committee has adopted a policy where it will consider qualified candidates for director suggested by our stockholders. Stockholders can suggest qualified candidates for director by writing to our Corporate Secretary at the address below. We will forward submissions of candidates that meet the Board’s criteria for director nominees to the Chair of the Nominating/Corporate Governance Committee for further review and consideration. The criteria for director nominees are described in “Board Committees — Director Nominees” and are also available on the Investor Relations section of our website located at www.aa.com/investorrelations by clicking on the “Corporate Governance” link.

Via U.S. Mail:	Via Courier:
AMR Corporation	AMR Corporation
Corporate Secretary	Corporate Secretary
P.O. Box 619616, MD 5675	4333 Amon Carter Blvd., MD 5675
Dallas/Fort Worth International Airport, Texas	Fort Worth, Texas 76155
75261-9616

In certain sections of this proxy statement, references are made to documents that may be found at our website www.aa.com/investorrelations by clicking on the “Corporate Governance” link. All summaries of documents in this proxy statement are qualified in their entirety by reference to the actual text of the documents on our website.

AMR CORPORATION

April 21, 2011

ADMISSION TICKET
AMR CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS
Hyatt Regency Century Plaza Hotel
2025 Avenue of the Stars
Los Angeles, California 90067
Wednesday, May 18, 2011

Registration Begins:	7:15 a.m. Pacific time
Meeting Begins:	8:00 a.m. Pacific time
•	TO ATTEND THIS MEETING YOU MUST PRESENT THIS ADMISSION TICKET OR OTHER PROOF OF SHARE OWNERSHIP.

•	Stockholders may be asked to present valid government-issued picture identification, such as a driver’s license or passport. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or a hand wand search.

•	The use of cameras or other recording devices at the annual meeting is prohibited.

•	All stockholders will be required to check-in at the registration desk.

•	Please allow ample time for check-in.

☐	■
PROXY/VOTING INSTRUCTION CARD
AMR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF AMR CORPORATION
The undersigned hereby appoints Gerard J. Arpey, Armando M. Codina and Ann M. Korologos, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of AMR Corporation on May 18, 2011, and any adjournments or postponements thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.
Employees/Participants Holding Shares of AMR Corporation’s Stock as an Investment Option Under the $uper $aver 401(k) Plan (the “Option”): This card also constitutes your voting instructions to the appointed investment manager for those shares held in the Option. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, Evercore Trust Company, N.A. (“Evercore”) as investment manager of the Option, will vote the shares held in the Option for which timely voting instructions are received as instructed by you. Your voting instructions to Evercore are confidential. In order for your vote to be counted, Evercore must receive your voting instructions by 11:59 p.m., Eastern time, on May 16, 2011. Any shares for which timely instructions are not received by Evercore will be voted in the same manner and proportion as those shares for which timely instructions are received. The number of shares you are eligible to vote is based on your unit balance in the Option on March 21, 2011, the record date for the determination of stockholders eligible to vote. If you have any questions regarding your voting rights under the Option, this voting instruction card or the confidentiality of your vote, please contact Evercore between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at 1-888-296-2891.
You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you vote your shares using the Internet, vote by telephone or sign and return this card.

■ 14475	(Continued and to be signed on the reverse side)	14475 ■

2011 ANNUAL MEETING OF STOCKHOLDERS OF
AMR CORPORATION
May 18, 2011

PROXY VOTING INSTRUCTIONS

THREE WAYS TO VOTE:
As a stockholder, you can help AMR Corporation save both time and expense by voting this proxy over the Internet or by touch-tone telephone.
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/telephone until 11:59 p.m. Eastern time the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. THANK YOU FOR VOTING!

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE
HELD ON MAY 18, 2011:
Our Official Notice of Annual Meeting of Stockholders, Proxy Statement
and 2010 Annual Report to Stockholders are available on our website located at www.aa.com/investorrelations

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■	21230304030000001000 7	051811

The Board of Directors recommends a vote FOR all of the Board of Directors’ nominees; FOR proposals 2 and 3; 1 YEAR on proposal 4; and AGAINST proposal 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Gerard J. Arpey John W. Bachmann
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Armando M. Codina Alberto Ibargüen
☐	FOR ALL NOMINEES EXCEPT (See instructions below)	¡ ¡ ¡	Ann M. Korologos Michael A. Miles Philip J. Purcell
		¡	Ray M. Robinson
		¡	Judith Rodin
		¡	Matthew K. Rose
		¡	Roger T. Staubach

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

			FOR	AGAINST	ABSTAIN
2.	Ratification of the selection by the Audit Committee of Ernst & Young LLP as independent auditors for the year 2011		☐	☐	☐

			FOR	AGAINST	ABSTAIN
3.	Advisory vote on Executive Compensation		☐	☐	☐
		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	Advisory Vote on Frequency of Advisory Vote on Executive Compensation	☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
5.	Stockholder Proposal Relating to Cumulative Voting for the Election of Directors		☐	☐	☐
This proxy, when properly signed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees; FOR proposals 2 and 3; 1 YEAR on proposal 4; and AGAINST proposal 5.

     If you plan to attend the Annual Meeting, please mark this box: ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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